Exhibit 10.2

EQUITY PURCHASE AGREEMENT

BY AND AMONG

BILLBOARDS LLC,

FAIRWAY OUTDOOR ADVERTISING GROUP, LLC,

FMG KENTUCKY, LLC

AND

FMG VALDOSTA, LLC

DATED AS OF OCTOBER 16, 2019

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		24
5.1	Organization and Power	24
5.2	Authorization of Agreement	25
5.3	Conflicts; Consents of Third Parties	25
5.4	Legal Proceedings	25
5.5	Financial Capability; Guarantor	25
5.6	Investment	26
5.7	Financial Advisors	26
5.8	No Other Representations and Warranties; No Reliance; Purchaser Investigation	26

ARTICLE VI COVENANTS		27
6.1	Conduct of Business Prior to the Closing	27
6.2	Access to Information	28
6.3	No Solicitation of Other Bids	29
6.4	Insurance Matters	30
6.5	Cooperation.	30
6.6	Confidentiality	30
6.7	Preservation of Records	31
6.8	Publicity	31
6.9	[Reserved]	31
6.10	Use of Marks	31
6.11	Director and Officer Liability; Indemnification	32
6.12	Insurance	32
6.13	Carve-Out Financial Statements and Consents	33
6.14	Title Documents	33

ARTICLE VII CONDITIONS TO CLOSING		33
7.1	Conditions to Obligations of All Parties	33
7.2	Conditions to Obligations of Purchaser	33
7.3	Conditions to Obligations of Seller	34

ARTICLE VIII INDEMNIFICATION		35
8.1	Survival	35
8.2	Indemnification by Seller	35
8.3	Indemnification by Purchaser	36
8.4	Certain Limitations	36
8.5	Indemnification Procedures	37
8.6	Tax Treatment of Indemnification Payments	39
8.7	Exclusive Remedies	39

ARTICLE IX TERMINATION		39
9.1	Termination	39
9.2	Effect of Termination	40

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ARTICLE X TAX MATTERS		40
10.1	Tax Returns	40
10.2	Audits	41
10.3	Filing and Amendment of Tax Returns	41
10.4	Cooperation	41
10.5	Purchase Price Allocation	42
10.6	Withholding	42
10.7	Straddle Periods	42
10.8	Intended Tax Treatment	42
10.9	Tax Sharing Agreements	43

ARTICLE XI MISCELLANEOUS		43
11.1	Expenses	43
11.2	Governing Law	43
11.3	Submission to Jurisdiction; Waivers	43
11.4	Further Assurances	44
11.5	Entire Agreement	44
11.6	Amendments and Waivers	44
11.7	Notices	44
11.8	Severability	46
11.9	Specific Performance	46
11.10	No Third-Party Beneficiaries; No Recourse Against Affiliates; Liability	47
11.11	Assignment	47
11.12	Cooperation with Legal Proceedings	47
11.13	COBRA	47
11.14	Provisions Respecting Legal Representation	47
11.15	Release	48
11.16	Counterparts	49

ARTICLE XII DEFINITIONS AND INTERPRETATIONS		49
12.1	Certain Definitions	49
12.2	Certain Interpretive Matters	61

Exhibits

Exhibit A	Guaranty
Exhibit B	Accounting Rules and Sample Working Capital
Exhibit C	Form of Employee Assignment and Assumption Agreement
Exhibit D	Form of Transitional Services Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Transfer and Assignment Agreement

Schedules

Schedule A	Company Disclosure Schedule
Schedule B	Purchaser Disclosure Schedule

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EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT is entered into as of October 16, 2019 (this “Agreement”), by and among (i) Billboards LLC, a Delaware limited liability company (“Purchaser”), (ii) FMG Kentucky, LLC, a Delaware limited liability company, (iii) FMG Valdosta, LLC, a Delaware limited liability company (together with FMG Kentucky, LLC, the “Companies” and each, a “Company”), and (iv) Fairway Outdoor Advertising Group, LLC, a Delaware limited liability company (“Seller”). Purchaser, the Companies and Seller are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article XII.

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, Seller owns all of the issued and outstanding equity securities of the Companies (collectively, the “Units”);

WHEREAS, as of the date of this Agreement, the Companies are engaged in the business of selling outdoor advertising space, and producing signs for use, on billboards in the Area (the “Business”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Units (the “Acquired Securities”) for the consideration described herein; and

WHEREAS, contemporaneously with the execution of this Agreement, and as a condition to the willingness of Seller and the Companies to enter into this Agreement, Standard General Master Fund II L.P. (“Guarantor”) is entering into a guaranty in favor of Seller (the “Guaranty”), attached hereto as Exhibit A, pursuant to which Guarantor is guaranteeing the obligations of Purchaser in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

PURCHASE AND SALE OF ACQUIRED SECURITIES

1.1           Purchase and Sale of Acquired Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Seller, all of the Acquired Securities, free and clear of all Liens (other than limitations under the Organizational Documents of the issuer of such Acquired Securities or limitations under applicable securities Laws) in exchange for an aggregate cash purchase price equal to (a) $43,072,000 (the “Base Price”), plus (b) the amount, if any, by which the Working Capital exceeds the Working Capital Target, minus (c) the amount, if any, by which the Working Capital Target exceeds the Working Capital, plus (d) Closing Cash, minus (e) Closing Date Indebtedness, minus (f) Transaction Expenses (such resulting amount pursuant to Sections 1.1(a)-1.1(f), and as such amount may be adjusted pursuant to the provisions of Section 1.3, the “Purchase Price”).

1.2           Closing Payments. At the Closing, Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds to one or more bank accounts designated in writing by Seller at least one (1) Business Day prior to the Closing Date, the following amounts (each such payment, a “Closing Payment”):

(a)           payment to Seller of the Closing Consideration;

(b)           payment to the Escrow Agent of a cash amount equal to the Adjustment Escrow Amount for the Adjustment Escrow Fund;

(c)           payment to the Escrow Agent of a cash amount equal to the Indemnity Escrow Amount for the Indemnity Escrow Fund; and

(d)           payment on behalf of the Companies, to the payees thereof, of a cash amount equal to the amount of all Transaction Expenses.

Each of the Closing Payments shall be made in the amounts and as set forth in the Pre-Closing Statement delivered pursuant to Section 1.3(a).

1.3           Adjustment of the Purchase Price.

(a)           Pre-Closing Statement. At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a statement (the “Pre-Closing Statement”) setting forth Seller’s good faith estimate of (i) the Purchase Price (the “Estimated Purchase Price”), together with reasonably detailed calculations demonstrating each component thereof, which will be prepared in a manner consistent with the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness and Transaction Expenses and the Accounting Rules and (ii) the amount of the Closing Consideration payable to Seller.

(b)           Final Purchase Price Adjustment. The Purchase Price shall be adjusted following the Closing based on the difference between the Final Closing Date Purchase Price (as determined in accordance with this Section 1.3) and the Estimated Purchase Price, and payment shall be made in respect of any such post-Closing adjustment as set forth in Section 1.3(e).

(c)           Closing Statement. No later than seventy-five (75) days after the Closing Date, Purchaser shall cause to be prepared in good faith and delivered to Seller a statement (the “Closing Statement”) setting forth Purchaser’s calculation of the Purchase Price (“Closing Date Purchase Price”), together with an unaudited, consolidated balance sheet of the Companies as of the close of business on the Business Day immediately prior to the Closing Date and the derivation of the Closing Date Purchase Price therefrom. The Closing Statement will be prepared in a manner consistent with Section 1.3(a), the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness and Transaction Expenses and the Accounting Rules. The Closing Statement will entirely disregard (i) any and all effects on the assets and liabilities of the Companies as a result of the Transaction or of any financing or refinancing arrangements entered into at any time by Purchaser or its Affiliates or any other transaction entered into by Purchaser or its Affiliates in connection with the consummation of the Transaction, and (ii) any of the plans, transactions, or changes which Purchaser intends to initiate or make or cause to be initiated or made after the Closing with respect to the Companies or their respective businesses or assets, or any facts or circumstances that are unique or particular to Purchaser or its Affiliates or any of their assets or liabilities. If Purchaser fails to deliver the Closing Statement within such seventy-five (75) day period, then in addition to any other rights Seller may have under this Agreement, Seller shall have the right to elect that the Estimated Purchase Price be deemed to be the amount of the Closing Date Purchase Price and be final and binding and used for purposes of calculating the adjustment pursuant to Section 1.3(e). The Parties acknowledge that no adjustments may be made to the Working Capital Target.

(d)           Disputes.

(i)               Seller shall have sixty (60) days to review the Closing Statement. If Seller disagrees with Purchaser’s calculation of the Closing Date Purchase Price as set forth in the Closing Statement, Seller may, within sixty (60) days after receipt of the Closing Statement, deliver a notice to Purchaser (a “Dispute Notice”) disagreeing with such calculation and setting forth Seller’s alternative calculations for each item of disagreement. Any matters not disputed in the Dispute Notice shall be deemed to have been accepted in all respects by Seller and final and binding upon the Parties. If Seller fails to deliver such notice during such sixty (60) day period, Seller shall have waived its rights to contest the Closing Statement and the calculations of the Closing Date Purchase Price set forth therein shall be deemed to be final and binding upon the Parties and such amount shall be used for purposes of calculating the adjustment pursuant to Section 1.3(e).

(ii)              If a Dispute Notice is duly delivered pursuant to Section 1.3(d)(i), Seller and Purchaser shall, during the thirty (30) days following such delivery, attempt to reach agreement on the disputed items or amounts to determine, as may be required, the amount of the Closing Date Purchase Price. Any such agreement shall be in writing and shall be final and binding upon the Parties. If during such period, Seller and Purchaser are unable to reach such agreement, then all amounts and items remaining in dispute shall be submitted by Seller and Purchaser to Duff & Phelps LLC (the “Accounting Referee”) for a determination resolving such disputed items or amounts for the purpose of calculating the Closing Date Purchase Price (it being agreed and understood that the Accounting Referee shall act as an expert (and not an arbitrator) to determine such disputed items or amounts (and, as a result thereof, the Closing Date Purchase Price) and shall do so based solely on written presentations and information provided by Purchaser and Seller and not by independent review). Purchaser and Seller shall agree, promptly after the appointment of the Accounting Referee, on the process and procedures governing the resolution of any disputed items by the Accounting Referee, provided, that if such Parties fail to agree on such process and procedures within ten (10) days following the appointment of the Accounting Referee, then such process and procedures shall be determined by the Accounting Referee (it being agreed and understood that such process shall include, at a minimum, appropriate measures to ensure compliance by the applicable parties with Section 1.3(f) and the process and procedures for the submission of any written presentations by Seller and Purchaser and the time periods thereof). In conducting its review, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Purchaser’s calculations of the Closing Date Purchase Price as to which Seller has disagreed. The scope of the disputes to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement (including the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness and Transaction Expenses and the Accounting Rules and Section 1.3(a)) and the Accounting Referee is not to make any other determination. The Accounting Referee shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth its calculations of the items in dispute and the resulting Closing Date Purchase Price, which amount of each such item in dispute shall not be less than the applicable amount thereof shown in Purchaser’s calculation delivered pursuant to Section 1.3(c) nor more than the applicable amount thereof shown in Seller’s calculation delivered pursuant to Section 1.3(d)(i). Such report shall be final and binding upon the Parties and shall be used for purposes of calculating the adjustment pursuant to Section 1.3(b) above. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.3(d) shall be the exclusive mechanism for resolving disputes regarding the Purchase Price adjustment, if any. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Referee shall be borne by the Parties in proportion to the relative amount each Party’s determination has been modified, with any amount to be borne by Seller to be paid solely out of the Adjustment Escrow Fund. For example, if Seller challenges the calculation of the Closing Date Purchase Price by an amount of $100,000, but the Accounting Referee determines that Seller has a valid claim for only $60,000, Seller shall bear (solely out of the Adjustment Escrow Fund) 40% of the fees and expenses of the Accounting Referee and Purchaser shall bear the other 60% of such fees and expenses.

(e)           Final Closing Date Purchase Price. Following the time that the Closing Date Purchase Price is finally determined pursuant to this Section 1.3 (such finally determined amount, the “Final Closing Date Purchase Price”), payment shall be made as follows:

(i)               If the Final Closing Date Purchase Price is greater than the Estimated Purchase Price, within five (5) Business Days after the Final Closing Date Purchase Price is determined pursuant to this Section 1.3, (x) Purchaser shall pay to Seller, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller, an amount equal to such excess and (y) Seller and Purchaser shall jointly instruct the Escrow Agent to release to Seller, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller, the remaining funds in the Adjustment Escrow Fund.

(ii)              If the Final Closing Date Purchase Price is less than the Estimated Purchase Price, within five (5) Business Days after the Final Closing Date Purchase Price is determined pursuant to this Section 1.3, Seller and Purchaser shall jointly instruct the Escrow Agent to (x) pay to Purchaser, out of the Adjustment Escrow Fund, by wire transfer of immediately available funds to an account designated in writing by Purchaser, an amount equal to such deficiency and (y), if and to the extent that any balance in the Adjustment Escrow Fund will remain after such payment to Purchaser, release to Seller, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller, the remaining funds in the Adjustment Escrow Fund.

Upon payment of the amounts provided in this Section 1.3(e) in accordance herewith, none of the Parties may make or assert any claim under this Section 1.3. Notwithstanding the foregoing, nothing in this Agreement shall in any manner impair any right, remedy or recourse Purchaser may have against Seller, its Affiliates or their respective Designated Representatives for Fraud in connection with this Agreement.

(f)           Cooperation. During the period of time from and after the Closing Date through the final determination and payment of the Final Closing Date Purchase Price in accordance with this Section 1.3, Seller and Purchaser shall, and Purchaser shall cause the Companies and each of their representatives to, reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Closing Date Purchase Price and in the conduct of the review referred to in this Section 1.3. Purchaser shall afford, and shall cause the Companies to afford, to Seller and any accountants, counsel or financial advisers retained by Seller in connection with the review of the Closing Date Purchase Price, reasonable access during normal business hours upon reasonable advance notice to the books, records, contracts, documents, information, executive personnel and representatives (including the Companies’ accountants, subject to Seller’s execution of customary agreements required by such accountants in connection with such access) of the Companies and, if requested by Seller, shall provide any such books, records, contracts, documents and information electronically and in such formats as are reasonably requested, in each case to the extent reasonably necessary to the review of the Closing Statement and to the determination of the Closing Date Purchase Price. No actions taken by Purchaser on its own behalf or on behalf of the Companies, on or following the Closing Date shall be given effect for purposes of determining the Working Capital, and the determination of the Closing Date Purchase Price shall not take into account any developments or events taking place after the Closing.

1.4           Escrow Amount.

(a)               At the Closing, a portion of the Estimated Purchase Price in an amount equal to the Adjustment Escrow Amount shall be deposited with the Escrow Agent in accordance with the Escrow Agreement and such amount, as adjusted from time to time, together with any interest or other income earned thereon, shall be referred to as the “Adjustment Escrow Fund”. Neither the Seller nor any other Person shall have any liability for any amounts due to Purchaser pursuant to Section 1.3 in excess of the Adjustment Escrow Amount, and Purchaser’s sole source of recourse and recovery for such amounts due shall be the funds available in the Adjustment Escrow Fund. The Adjustment Escrow Funds may be distributed to Purchaser and/or Seller solely and exclusively in accordance with Section 1.3(e) and the terms of the Escrow Agreement and shall not be available for any other payment to Purchaser or any of its Affiliates.

(b)               At the Closing, a portion of the Estimated Purchase Price in an amount equal to the Indemnity Escrow Amount shall be deposited with the Escrow Agent in accordance with the Escrow Agreement and such amount, as adjusted from time to time, together with any interest or other income earned thereon, shall be referred to as the “Indemnity Escrow Fund”. Neither Seller nor any other Person shall have any liability for any amounts due to Purchaser pursuant to Article VIII in excess of the Indemnity Escrow Amount, and Purchaser’s sole source of recourse and recovery for such amounts due shall be the funds available in the Indemnity Escrow Fund. The Indemnity Escrow Funds may be distributed to Purchaser and/or Seller solely and exclusively in accordance with Article VIII and the terms of the Escrow Agreement and shall not be available for any other payment to Purchaser or any of its Affiliates.

Article II

CLOSING

2.1           Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place at 10:00 a.m., Eastern Standard Time, at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654 (or remotely via the exchange of documents and signatures in PDF format or by facsimile) (a) no later than two (2) Business Days after the last of the conditions to the Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date); provided, that, in no event is the Closing to occur prior to the Trigger Date, or (b) at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.2           Deliveries by the Companies and Seller at Closing. At the Closing, the Companies and/or Seller, as applicable, shall deliver, or cause to be delivered, to Purchaser the following:

(a)           with respect to the Acquired Securities, a Transfer and Assignment Agreement executed by Seller;

(b)           an executed counterpart to the Escrow Agreement, duly executed by each of the Escrow Agent and Seller;

(c)           written resignations of all officers and managers or the Companies (other than those individuals identified by Purchaser prior to Closing);

(d)           final invoices (with wire instructions) for the payees of all Transaction Expenses set forth in the Pre-Closing Statement;

(e)           an executed counterpart to the Employee Assignment and Assumption Agreements;

(f)           certified copies of the certificates of formation and operating agreements of the Companies and the resolutions of the respective sole managers of the Companies approving this Agreement and the Transaction and the incumbency and signatures of the officers of the Companies executing the Transaction Agreements;

(g)           a certified copy of the resolutions of Seller’s sole manager approving this Agreement and the Transaction and the incumbency and signatures of the officers of Seller executing the Transaction Agreements;

(h)           certificates of good standing of the Secretary of State in the respective jurisdictions in which the Companies are organized, each dated not more than ten (10) days prior to the Closing Date, certifying that the Companies are in good standing;

(i)           a certification, dated as of the Closing Date, of Seller’s (or if Seller is a disregarded entity for U.S. federal income tax purposes, then of the first non-disregarded entity owner of Seller’s) non-foreign status, as set forth in Treasury Regulations § 1.1445-2(b); and

(j)           an executed counterpart to the Transitional Services Agreement.

2.3           Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller and the Escrow Agent, as applicable, the following:

(a)           to Seller and the Escrow Agent, the applicable Closing Payment, as set forth in the Pre-Closing Statement delivered pursuant to Section 1.3(a);

(b)           to Seller, the Transfer and Assignment Agreement, duly executed by Purchaser;

(c)           to Seller and the Escrow Agent, an executed counterpart to the Escrow Agreement, duly executed by Purchaser;

(d)           to Seller, resolutions of Purchaser’s board of directors (or similar governing body) approving this Agreement and the Transaction and the incumbency and signatures of the officers of Purchaser executing the Transaction Agreements; and

(e)           an executed counterpart to the Transitional Services Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure schedule delivered by Seller to Purchaser on the date hereof concurrently with entry into this Agreement (the “Company Disclosure Schedule”) and attached to this Agreement as Schedule A (and provided that disclosure in any section of such Company Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Agreement (in addition to the Section referenced in such schedule) to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section), as of the date hereof, Seller hereby represents and warrants to Purchaser as follows:

3.1           Organization and Power. Seller is a limited liability company duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned, operated or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller to perform its obligations under this Agreement. Seller has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. Seller has the requisite power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Seller has delivered to Purchaser true and complete copies of its Organizational Documents, as amended through the date hereof.

3.2            Authorization of Agreement. The execution, delivery and performance by Seller of the Transaction Agreements to which it is a party and the consummation of the Transaction have been duly authorized by the requisite limited liability company action on the part of Seller. No other action on the part of Seller is necessary to authorize (a) the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, (b) the performance of Seller’s obligations hereunder or thereunder and (c) the consummation of the Transaction. Each of the Transaction Agreements to which Seller is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of Seller, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

3.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Section 3.3(a) of the Company Disclosure Schedule, none of the execution, delivery and performance by Seller of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction by Seller, conflicts with, violates or constitutes a default under, or permits the acceleration of any obligation under, or gives rise to a right of termination, modification or cancellation by any third party under (in each case with or without notice or lapse of time, or both),(i) any provision of the Organizational Documents of Seller or one or more of its parent companies; (ii) any Contract, Lease, Permitted Lien or Permit to which Seller is a party or by which any of its properties or assets are bound; or (iii) any Law applicable to Seller, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

(b)           Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, no consent, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Governmental Authority is required on the part of Seller or any Affiliate of Seller in connection with the execution, delivery and performance by Seller of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transaction by Seller, except as may be necessary as a result of the identity or the legal or regulatory status of Purchaser or its Affiliates.

3.4           Acquired Securities. Seller owns (beneficially and of record), and has good, valid and marketable title to the Acquired Securities set forth on Section 3.4(a) of the Company Disclosure Schedule, in each case free and clear of all Liens other than limitations under the Organizational Documents of the issuer of the Acquired Securities and Liens imposed by Purchaser or under applicable securities Laws or which will be discharged or released at or prior to Closing. Except as set forth on Section 3.4(b) of the Company Disclosure Schedule, there are no outstanding options, warrants, call or other rights or agreements to which Seller is a party requiring Seller to sell or transfer its Acquired Securities to any Person other than as provided in this Agreement. Except as set forth on Section 3.4(b) of the Company Disclosure Schedule, Seller is not party to any voting trust or other agreement with respect to the voting, redemption, sale, pledge, transfer or other disposition of its Acquired Securities.

3.5           Legal Proceedings. There is no pending or, to the Knowledge of Seller, threatened, Legal Proceedings against Seller which relates to the Acquired Securities owned by Seller or, if determined adversely to Seller, would reasonably be expected to adversely affect the ability of Seller to consummate the Transaction. There is no outstanding Order imposed on Seller that would reasonably be expected to adversely affect the ability of Seller to consummate the Transaction.

3.6           Limitations of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article III (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), SELLER MAKES NO, AND HAS NOT AUTHORIZED ANY OF THE COMPANIES, ANY OF ITS OR THEIR AFFILIATES OR ANY OTHER PERSON TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE ACQUIRED SECURITIES, THE COMPANIES OR THE TRANSACTION, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER, THE COMPANIES, ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON AND IF MADE, ANY SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY SELLER OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article III (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES), INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY SELLER, THE COMPANIES OR ANY OF THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION. SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR FUTURE PROFITABILITY OF THE BUSINESS CONDUCTED BY THE COMPANIES.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Except as set forth on the Company Disclosure Schedule (and provided that disclosure in any section of such Company Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Agreement (in addition to the Section referenced in such schedule) to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section), as of the date hereof, each Company hereby represents and warrants to Purchaser as follows:

4.1           Organization and Power. Each of the Companies is a limited liability company duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned, operated or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Companies has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. Except as set forth on Section 4.1 of the Company Disclosure Schedule, each of the Companies has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.

4.2           Authorization of Agreement. The execution, delivery and performance by the Companies of the Transaction Agreements to which it is a party and the consummation of the Transaction have been duly authorized by the requisite limited liability company action on the part of such Company. No other action on the part of any Company is necessary to authorize (a) the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, (b) the performance of its obligations hereunder or thereunder and (c) the consummation of the Transaction. Each of the Transaction Agreements to which a Company is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by the applicable Company and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of such Company, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

4.3           Conflicts; Consents of Third Parties.

(a)           Except as listed on Section 4.3(a) of the Company Disclosure Schedule, and assuming all Governmental Approvals as contemplated by Section 4.3(b) below have been obtained and are effective and all applicable waiting periods thereto have expired or been terminated and all filings and notifications described in Section 4.3(b) have been made, none of the execution, delivery and performance by any Company of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transaction by such Company will (i) result in the creation of any Lien upon any material property or asset of any Company or any of the Acquired Securities, or (ii) conflict with, violate, breach or constitute a default (with or without notice or lapse of time, or both) under, give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to or under any provision of (A) the Organizational Documents of any Company; (B) any Material Contract, Material Sign Location Lease or material Permit to which a Company is a party or by which any of its properties or assets are bound; or (C) any Law applicable to any Company, except in the case of clauses (B) and (C), where such conflict, violation, breach or default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as set forth on Section 4.3(b) of the Company Disclosure Schedule, no consent, notice, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) is required on the part of any Company in connection with the execution, delivery and performance by such Company of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transaction by Seller, except for any such Governmental Approval, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4           Capitalization; Subsidiaries.

(a)           Section 4.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the record and beneficial holders of the Acquired Securities. Seller is the sole record and beneficial owner of all of the Acquired Securities. The Acquired Securities have been duly authorized and validly issued, are owned beneficially and of record by Seller, free and clear of any Liens, and were not issued in violation of, any purchase or call option, right of first refusal, subscription rights, preemptive rights, transfer restriction or any similar rights or any federal or state securities Laws. Except for the Units and as otherwise set forth in Section 4.4(a) of the Company Disclosure Schedule, there are no outstanding (i) membership interests or other equity interests or voting securities of any Company, (ii) securities convertible or exchangeable into membership interests or other equity interests or voting securities of any Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require any Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem membership interests or other equity interests of the Companies or (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to any Company.

(b)           Neither of the Companies has any Subsidiaries except as listed on Section 4.4(b) of the Company Disclosure Schedule.

4.5           Financial Statements.

(a)           Section  4.5(a) of the Company Disclosure Schedule sets forth accurate and complete copies of the following financial information (collectively, the “Business Financial Information”):

(i)               unaudited revenues and certain expenses for the twelve month periods ended December 31, 2017 and December 31, 2018, in each case solely for the Business as operated in the Area, both in the aggregate for the Area and broken down by each of the markets comprising the Area; and

(ii)              unaudited balance sheets of the Companies and the related statements of revenues and certain expenses, for the six-month period ended June 30, 2019.

(b)           June 30, 2019, shall be referred to herein as the “Financial Information Reference Date”.

(c)           The Business Financial Information reasonably presents, in all material respects, the revenues and certain expenses, and certain operating assets and liabilities of the Business, as operated in the Area, as of the dates and for the respective periods indicated, except (i) in each case as set forth on Section 4.5(c) of the Company Disclosure Schedule, (ii) the exclusion of certain costs, assets and liabilities, that are maintained by Seller, and not allocated to the Business Financial Information, (iii) that such Business Financial Information may be subject to normal year-end adjustments and (iv) for the absence of notes thereto throughout the periods covered thereby.

(d)           Except as set forth on Section 4.5(d) of the Company Disclosure Schedule, the Companies do not have any outstanding Indebtedness.

(e)           Except as set forth on Section 4.5(e) of the Company Disclosure Schedule, no Company has any Liabilities (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) that would be required to be reflected or reserved against on a combined balance sheet of the Companies prepared in accordance with GAAP, other than (i) those which are adequately reflected or reserved against in the Business Financial Information as of the Financial Information Reference Date, (ii) those which have been incurred in the Ordinary Course of Business since the Financial Information Reference Date, (iii) those included in the calculation of the Closing Consideration, (iv) those that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the terms of this Agreement, (v) those incurred in connection with the Transaction, (vi) those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (vii) those under Contracts set forth on the Company Disclosure Schedules or not required to be listed thereon (but not for breaches thereof).

4.6           Absence of Certain Developments. Except as set forth on Section 4.6 of the Company Disclosure Schedule, (a) since the Financial Information Reference Date, the Business has been conducted in all material respects in the Ordinary Course of Business and (b) since the Financial Information Reference Date until the date hereof, there has not been any event, change, occurrence, development or circumstance that has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.7           Legal Proceedings. Except as set forth on Section 4.7 of the Company Disclosure Schedule, there are no (a) pending or, to the Knowledge of Seller, threatened, Legal Proceedings against the Companies or Legal Proceedings against the Companies or FMG Outdoor that have occurred in the past twelve (12) months that relate to the Business and that would reasonably be expected to be material to the Companies. No event has occurred or facts or circumstances exist, which to the Knowledge of Seller, reasonably would be expected to lead to any Legal Proceeding against the Companies or the Business. Notwithstanding the foregoing, for all purposes of this Agreement, the Companies do not make any representation or warranty (pursuant to this Section 4.7 or otherwise) regarding the effect of the applicable antitrust, merger control, competition or fair trade laws on its ability to execute, deliver or perform its obligations under this Agreement or to consummate the Transaction as a result of the enactment, promulgation, application or threatened or actual judicial or administrative investigation or Legal Proceeding under, or enforcement of, any antitrust, merger control, competition or fair trade Law with respect to the consummation of the Transaction.

4.8           Compliance with Laws; Permits.

(a)           Except as set forth on Section 4.8(a) of the Company Disclosure Schedule, each of the Companies is in material compliance and each of the Companies and FMG Outdoor has, in the three (3) years prior to the date of this Agreement, materially complied with all Laws applicable to the ownership of the assets of the Companies and the operation of the Business. In the three (3) years prior to the date of this Agreement, neither the Companies nor FMG Outdoor has received any written notice of, or been formally charged by a Governmental Authority with, the material violation of any Laws applicable to the ownership of the assets of the Companies or the operation of the Business, including, without limitation, the Owned Real Property and the Leased Real Property.

(b)           Except as set forth on Section 4.8(b) of the Company Disclosure Schedule, each of the Companies holds (or the Business otherwise validly operates under) and is in compliance with the terms of all material Permits that are required for the ownership of the assets of the Companies and the operation of the Business, including from the Owned Real Property and Leased Real Property. All such Permits are validly held by the Companies and, since the Reference Date, the Companies and FMG Outdoor have complied in all material respects with the terms and conditions thereof. In the three (3) years prior to the date of this Agreement, neither the Companies, FMG Outdoor nor any of their respective Affiliates has received written notice of any Legal Proceeding or other material noncompliance relating to any such Permits.

(c)           None of the representations and warranties contained in this Section 4.8 shall be deemed to relate to tax matters (which are governed by Section 4.9), environmental matters (which are governed by Section 4.11), employee benefits matters (which are governed by Section  4.15), or employment matters (which are governed by Section 4.16).

4.9           Taxes.

(a)           The Companies and FMG Outdoor have prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Taxing Authorities, all income and other material Tax Returns required to be filed with respect to the Companies, the Owned Real Property and the Leased Real Property, taking into account any extensions of time to file and all such Tax Returns are true, accurate and complete in all material respects, were prepared in substantial compliance with all applicable requirements of Law, and disclose all Taxes required to be paid for the periods covered thereby.

(b)           The Companies and FMG Outdoor have timely paid, or caused to be timely paid, all Taxes (whether or not shown as due and payable on any Tax Return) with respect to the Companies.

(c)           No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Companies or FMG Outdoor that are still pending or have not been paid in full.

(d)           No extensions of the period for assessment of any Taxes or the assertion of any deficiency in respect of Taxes are in effect with respect to any Company.

(e)           There is no material dispute, examination, claim, audit, action, suit, proceeding or investigation by any Taxing Authority concerning liability of any Company, nor has any Company or FMG Outdoor received written notice from any Taxing Authority of an intention to begin such a proceeding with respect to a Company.

(f)           No claim has been made in writing by any Taxing Authority in a jurisdiction where the Companies do not file Tax Returns with respect to a particular Tax that any of the Companies is or may be subject to taxation in such jurisdiction that has not been resolved, except for claims that would not be material to the Companies.

(g)           There are no Liens for Taxes upon any of the assets or properties of the Companies, including, without limitation, the Owned Real Property and the Company’s leasehold interest in the Leased Real Property, except for Permitted Liens and except as would not be material to the Companies.

(h)           Neither of the Companies nor FMG Outdoor has participated in any listed transaction within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i)           Neither of the Companies (i) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise and (ii) is not a party to or bound by any Tax allocation or sharing agreement (other than commercial agreements the primary subject of which is not Taxes).

(j)           Neither of the Companies (together with any predecessor entities) has made an election pursuant to Treasury Regulations Section 301.7701-3 (or any comparable provision pursuant to state, local or foreign Law) to be treated as an association taxable as a corporation for tax purposes. Each Company (together with any predecessor entities) has been treated as a disregarded entity for U.S. federal (and applicable state and local) income tax purposes since its date of formation.

4.10          Title to Properties.

(a)           Section 4.10(a)(i) of the Company Disclosure Schedule sets forth a true, correct, complete and accurate list of all Owned Real Property, as well as a list of all Owned Real Property that generated at least $10,000 in client revenues in the twelve months ending on June 30, 2019 (“Material Owned Sign Location Properties”), in each case, other than any incomplete information or inaccuracies which would not be material to the Companies taken as a whole. Except as set forth on Section 4.10(a)(ii) of the Company Disclosure Schedule, the Company has good, valid and marketable fee simple title to all Owned Real Property, free and clear of all Liens (other than Permitted Liens), except as would not have a Company Material Adverse Effect. Except as set forth on Section 4.10(a)(ii) of the Company Disclosure Schedule, neither of the Companies nor FMG Outdoor has leased, subleased, licensed, optioned, granted any right of first refusal or right of first offer with respect to, or encumbered its interests in, the Owned Real Property or any portion thereof. With respect to each Owned Real Property, to the Knowledge of Seller, there is no pending or threatened rezoning, expropriation, condemnation, or other proceeding in eminent domain, affecting any Owned Real Property or any portion thereof or any interest therein, except as would not have a Company Material Adverse Effect.

(b)           Section 4.10(b)(i) of the Company Disclosure Schedule sets forth a true, correct, complete and accurate list of all Leased Real Property that generated at least $10,000 in client revenues in the twelve months ending on June 30, 2019 (“Material Sign Location Leases”), including the address and names of the lessors thereto, other than any incomplete information or inaccuracies which would not be material to the Companies, taken as a whole. Except as set forth on Section 4.10(b)(ii) of the Company Disclosure Schedule, and except as would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect, each Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of a Company and to the Knowledge of Seller, the other parties thereto. None of the Companies nor, to the Knowledge of Seller, any other party to the Material Sign Location Leases is in breach or default under such Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under such Material Sign Location Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of Seller, there are no pending or threatened condemnation or eminent domain proceedings relating to any Material Sign Location Lease. No party to any Material Sign Location Lease has exercised any option or right to (i) terminate such Material Sign Location Lease prior to the end of the term thereof, (ii) lease additional premises pursuant to such Material Sign Location Lease, (iii) reduce or relocate the premises demised by such Material Sign Location Lease or (iv) purchase any real property pursuant to such Material Sign Location Lease. True, correct and complete copies of all Leases, together with all modifications, extensions, amendments and assignments thereof, if any, have been made available to Purchaser.

(c)           Section 4.10(c) of the Company Disclosure Schedule sets forth a true, correct, complete and accurate list of all Office Properties, indicating with respect to each such Office Property (i) its address, and (ii) whether it is owned (an “Owned Office Property”) or Leased (a “Leased Office Property”). Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, the applicable Company and, with respect to clauses (ii) and (iii) only, FMG Outdoor, (i) has good and marketable fee simple title to such Owned Office Property, free and clear of all Liens (other than Permitted Liens); (ii) has not leased or otherwise granted to any Person the right to use or occupy such Owned Office Property or any portion thereof; and (iii) has not leased, subleased, licensed, optioned, granted any right of first refusal with respect to, or encumbered in writing its interest in the Owned Office Property or any portion thereof. Except as set forth on Section 4.10(c) of the Company Disclosure Schedule, each Office Lease and Warehouse Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of a Company and, to the Knowledge of Seller, the other parties thereto.

(d)           No Company is in default under, or in breach of, any Permitted Lien in any material respect, and to the Knowledge of Seller, no other party to any of the Permitted Liens is in default under, or in breach of, any of the Permitted Liens in any material respect. No casualty event has occurred at or with respect to any of the Owned Real Property or Leased Real Property in the past twenty-four (24) months, other than any such event which would not be material to the Companies taken as a whole.

(e)           The Owned Real Property and the Leased Real Property comprise in all material respects all of the real property currently used in, or otherwise related to, the Business.

4.11          Environmental Matters.

(a)           Except as set forth on Section 4.11(a) of the Company Disclosure Schedule:

(i)               The Companies and FMG Outdoor are and have been for the past three (3) years, in material compliance with and have no material liabilities under applicable Environmental Laws.

(ii)              The Companies maintain and are in material compliance with, and the Companies and FMG Outdoor are in material compliance and have materially complied with for the past three (3) years, all Permits that are required under Environmental Laws for the ownership and operation of the Business as presently conducted (collectively, the “Environmental Permits”), and the Companies are not in material default or material violation of any material term, condition or provision of any Environmental Permit.

(iii)             For the past three (3) years (or prior thereto if unresolved), neither FMG Outdoor or either of the Companies, has received any written notice of (i) a Legal Proceeding, Order, claim or any other information alleging that a Company or FMG Outdoor, with respect to the Business, is or was in material violation of or has any material liability, including for investigation, cleanup or remediation of Hazardous Materials under any Environmental Law, or (ii) a Release or threatened Release of or exposure to Hazardous Material at, on, under, to, in or from any Owned Real Property or any other location, in each case with respect to which either Company or FMG Outdoor, with respect to the Business, would reasonably be expected to have material liability.

(iv)             Neither FMG Outdoor, with respect to the Business, nor either of the Companies, has assumed, undertaken, or provided an indemnity with respect to, any material liability of any other Person relating to Hazardous Materials or Environmental Law, in each case so as to give rise to any material liability or any reasonably expected future material liability of the Companies, pursuant to any Environmental Law.

(v)             The Companies have made available to Purchaser copies of all environmental reports, audits, assessments, and investigations, and all other material environmental documents, related to any Owned Real Property, Leased Real Property or any other real property currently or formerly owned, operated, leased or occupied by FMG Outdoor or either Company, that are in the possession of the Companies or FMG Outdoor or any of their respective representatives.

(vi)             Neither FMG Outdoor, nor the Companies, own or operate any underground storage tanks and no underground storage tanks are located at any Owned Real Property or Leased Real Property, in each case as would reasonably be expected to give rise to material liability to either of the Companies, pursuant to any Environmental Law.

4.12          Material Contracts.

(a)           Section 4.12(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts as of the date of this Agreement (unless otherwise specified below) to which any Company is a party or by which it is bound (the Contracts identified or required to be identified in Section 4.12(a) of the Company Disclosure Schedule, are collectively referred to as the “Material Contracts”):

(i)               each Sign Location Lease with respect to which the Structure(s) operated thereunder produced advertising revenue in excess of $25,000 for calendar year 2018;

(ii)              each easement comprising a Sign Location Lease with respect to which the Structure(s) operated thereunder produced advertising revenue in excess of $25,000 for calendar year 2018;

(iii)             all Office Leases;

(iv)             all Warehouse Leases;

(v)              each Advertising Contract which provides for future revenue by the advertising customer as of September 30, 2019;

(vi)             Contracts entered into since the Reference Date (or pursuant to which any unpaid amounts or future obligations remain) relating to the acquisition or disposition by a Company or FMG Outdoor of any business, capital stock or other equity security, asset or product line;

(vii)           Contracts for or relating to the making of any material loans to, or guarantee of obligations of, or investments in, another Person;

(viii)          Contracts (or groups of related contracts) which involved payment to or by a Company of more than $100,000 per annum in the aggregate during the fiscal year ending December 31, 2018 (including Contracts with respect to utilities, including gas, water and electricity) (other than any Sign Location Lease);

(ix)            Contracts granting a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in a Company;

(x)             Contracts containing covenants prohibiting, restricting or limiting the right or ability of a Company, during any period of time and/or in any geographic area, (a) to compete in any line of business, (b) to conduct business with any Person, (c) to provide services to any Person or (d) to solicit or hire any Person;

(xi)            Contracts for joint venture agreements, strategic alliances, sharing of profits or similar partnerships;

(xii)           Contracts relating to the incurrence, assumption or guarantee of any indebtedness or imposing a Lien (other than a Permitted Lien) on any of the assets of a Company, including indentures, guarantees, loan or credit agreements;

(xiii)          Contracts involving the settlement of any Legal Proceeding to which any unpaid amounts or future obligations remain;

(xiv)          Contracts that require a Company to make any material capital expenditures; and

(xv)           Contracts which provide for indemnification to any Person (other than (x) agreements with customers, vendors, lenders or lessors entered into in the Ordinary Course of Business or (y) the Organizational Documents of the Companies) or the express assumption of any Tax or material environmental liability.

(b)           Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company party thereto, as the case may be, and, to the Knowledge of Seller, of any other party or parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) where the failure to be legal, valid, binding or enforceable would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Companies nor, to the Knowledge of Seller, any other party to the Material Contracts is in breach or default under such Material Contract and no event has occurred or condition or circumstance exists, with respect to the Companies or FMG Outdoor which, with the delivery of notice, the passage of time or both, or the happening of any other event or condition, would reasonably be expected to constitute a breach or default, or permit the termination, modification or acceleration under such Material Contract. No party to any Material Contract has exercised any termination rights with respect thereto, and no party has given or received notice of any dispute with respect to any Material Contract.

4.13          Personal Property. Except as set forth in Section 4.13 of the Company Disclosure Schedule, each of the Companies has good title to (or a valid and binding leasehold interest in) the tangible personal property currently used in the conduct of the Business (other than items of tangible personal property that individually and in the aggregate are immaterial to the operation of the Business), and such title or leasehold interests are free and clear of all Liens (other than Permitted Liens). All items of tangible personal property that are material to the operation of the Business are in reasonably good operating condition and repair (subject to normal wear and tear).

4.14          Intellectual Property. Except as set forth on Section 4.14 of the Company Disclosure Schedule, the operation of the Business does not and has not infringed, misappropriated, or otherwise violated any Intellectual Property of any third party in any material respect. There is no pending or, to the Knowledge of Seller, threatened claim by any Person contesting the ownership or use of any Intellectual Property used or held for use in the business of the Companies. Each of the Companies owns, or has a valid and enforceable license to use for its business, all Intellectual Property currently used in its business free and clear of all Liens. The Seller and the Companies have taken commercially reasonable precautions to protect the confidentiality of the confidential information used or held for use in the business of the Companies. Section 4.14 of the Company Disclosure Schedule sets forth a list of all material registered Owned Intellectual Property and a list of all licenses of Licensed Intellectual Property. No Company is a party to or otherwise bound by (a) any license permitting any Person to use any of its material Owned Intellectual Property or (b) any IP Limiting Contract. To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating any Owned Intellectual Property in any material respect.

4.15          Employee Benefit Plans.

(a)           Section  4.15 of the Company Disclosure Schedule sets forth a complete and correct list of the material Business Benefit Plans. For purposes of this Agreement, “Business Benefit Plan” means each “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), each pension, retirement, profit-sharing, deferred compensation, equity or equity-based, health and welfare, severance pay, vacation, bonus, incentive, fringe benefit, gross up, retention, employment (including offer letters, other than offer letters that provide solely for “at will” employment, initial employee base hourly rate or annual salary and participation in broad-based benefit plans) or each change of control, or other compensation or benefit, plan, program, practice, policy, arrangement or agreement with respect to any current or former employee, that (i) is maintained, sponsored or contributed to (or required to be contributed to) by Seller or the Companies for the benefit of the Business Employees or (ii) under which the Business has any Liability.

(b)           For each Business Benefit Plan, the Companies have made available to Purchaser true and complete copies of (to the extent applicable): (i) the current plan document and all amendments thereto, (ii) the most recent summary plan description and (iii) the most recent IRS opinion or determination letter.

(c)           No Business Benefit Plan is or was, and the Companies do not sponsor, maintain, contribute to, or have any Liability with respect to, and in the past six (6) years have not sponsored, maintained, contributed to, or had any Liability with respect to, a “defined benefit plan” subject to Section 412 of the Code or Title IV of ERISA, a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” within the meaning of ERISA Section 4063 or 4064 or Code Section 413(c), or a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40), and no Business Benefit Plan provides for post-retirement medical or life insurance (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law and at the sole premium expense of the recipient of such benefits).

(d)           Each Business Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS, each such determination remains in effect and has not been revoked, and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such qualified plan. None of the Companies is liable for any material tax or penalty with respect to any Business Benefit Plan, including any liability imposed under ERISA Section 502, ERISA Section 4071, or Chapter 43 of the Code and, to the Knowledge of Seller, no facts exist which would be reasonably expected to trigger such material taxes or penalties.

(e)           Except as set forth on Section  4.15(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement or the consummation of the Transaction (either alone or in combination with another event) will not result in the payment of any amount under any arrangements in effect on the date of this Agreement that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code. Except as set forth in Section  4.15(e) of the Company Disclosure Schedule, the Transaction alone, or in a combination with any other event, will not result in any payment becoming due or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Business Employee under any Business Benefit Plan, or entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

(f)           Except as would not result in Liability to the Business, each of the Business Benefit Plans have been maintained, funded and administered in material compliance with their terms and the applicable provisions of ERISA, the Code, and any other applicable Law.

(g)           No Legal Proceeding (other than routine claims for benefits) has been instituted or, to the Knowledge of Seller, threatened against any Business Benefit Plan that would result in liability to the Companies.

(h)           Each Business Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has at all times been in a written form and administered in such a manner that complies in all material respects with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder.

(i)           Except as would not result in liability to the Companies, all material contributions, premiums and other payments or benefits under or in connection with each Business Benefit Plan required to have been made under the terms of such Business Benefit Plan or pursuant to applicable Laws have been timely made.

4.16          Labor and Employment Matters.

(a)           Neither of the Companies nor, with respect to the Business, Seller, is a party to any collective bargaining agreement or similar Contract with any labor organization with respect to any Business Employees. Except as set forth on Section 4.16(a) of the Company Disclosure Schedule, since the Reference Date, (i) there have been no strikes, work stoppages, work slowdowns, lockouts, picketing or other similar labor disputes pending or, to the Knowledge of Seller, threatened against a Company, FMG Outdoor or Seller with respect to Business Employees, (ii) there have been no unfair labor practice charges or grievances, charges or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of a Company, FMG Outdoor or Seller against a Company, FMG Outdoor or Seller, and (iii) to the Knowledge of Seller, there have been no union organizing or decertification activities involving Business Employees pending or threatened. Since the Reference Date, neither the Companies nor FMG Outdoor nor Seller has implemented any employee layoffs relating to the Business that would trigger obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”).

(b)           Section 4.16(b) of the Company Disclosure Schedule lists each Business Employee, his or her dates of hire; position and title (if any); wage and hour exemption status; current base salary or wage rate, commissions and bonus or other material compensation for which such employee is eligible; the number of such employee’s accrued sick days, vacation days, paid time off, paid flexible time off or similar time off as of the most recent payroll date preceding the date hereof; and whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason therefor, and, if applicable, the anticipated date of return to active employment. Each Business Employee listed in Section 4.16(b) of the Company Disclosure Schedule is employed in either Georgia, Kentucky, Florida or Alabama. Except as set forth on Section 4.16(b) and Sections 4.15(a)(3)-(8) of the Company Disclosure Schedule, neither of the Companies nor Seller is bound by any employment Contracts with any of the Business Employees (excluding, for the avoidance of doubt, Contracts for employment at-will) and, to the extent there exist any such Contracts, the Companies have made available to Purchaser true and complete copies of each such Contract to Purchaser.

(c)           Seller and each of the Companies is in compliance in all material respects, and Seller, the Companies and FMG Outdoor (with respect to the Business) have, since the Reference Date, complied in all material respects, with all Laws concerning employment, employment practices, terms and conditions of employment, wages and hours (including all Laws relating to overtime, deductions, withholding), employment discrimination and retaliation, workplace harassment, family and medical or other leave, civil rights, health and safety, workers compensation, pay equity, classification of employees and independent contractors, and I-9 or other employment eligibility verification.

(d)           No Legal Proceeding is pending or, to the Knowledge of Seller, threatened against any Company, Seller or FMG Outdoor that entails any claims related to employment, employment practices, terms and conditions of employment, wages and hours (including all Laws relating to overtime, deductions, withholding), employment discrimination and retaliation, workplace harassment, family and medical or other leave, civil rights, health and safety, workers compensation, pay equity, classification of employees and independent contractors, and I-9 or other employment eligibility verification. To the Knowledge of Seller, neither the Companies nor Seller nor FMG Outdoor is presently under, or in the past three (3) years has been under, any audit, investigation or examination (nor has notice been received of a potential audit or examination) by the Department of Labor or any other Governmental Authority related employment, employment practices, terms and conditions of employment, wages and hours (including all Laws relating to overtime, deductions, withholding), employment discrimination and retaliation, workplace harassment, family and medical or other leave, civil rights, health and safety, workers compensation, pay equity, classification of employees and independent contractors, and I-9 or other employment eligibility verification.

4.17          Transactions With Related Parties. Except as set forth on Section  4.17 of the Company Disclosure Schedule, no officer, director, member or stockholder of any of the Companies, nor any Affiliate of a Company (other than the Companies) (each a “Related Party”), is (a) a party to any transaction or Contract with a Company (other than employment or consulting agreements entered into with individuals in the Ordinary Course of Business) or (b) has any direct or indirect interest of any kind in any property or asset used in the Business.

4.18          Insurance. All insurance policies or binders of the Companies or Seller relating to the Business (the “Insurance Policies”), which are set forth on Section 4.18 of the Company Disclosure Schedule, are in full force and effect. All premiums due and payable thereon have been paid in full or, if not yet due, accrued, as of the date of this Agreement. As of the date of this Agreement, neither Seller nor the Companies have received a written notice threatening cancellation or non-renewal of, or a material premium increase with respect to, any Insurance Policy. As of the date of this Agreement, except as set forth on Section 4.18 of the Company Disclosure Schedule, no Company has made any material claim under any Insurance Policy which is currently pending. Accurate and complete copies of the Insurance Policies identified or required to be identified on Section 4.18 of the Company Disclosure Schedule have been made available to Purchaser.

4.19          Financial Advisors. Except as set forth on Section 4.19 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Companies and no Person other than those Persons set forth on Section 4.19 of the Company Disclosure Schedule is entitled to any fee or commission or like payment from the Companies in connection with the Transaction.

4.20          Structures and Panels.

(a)               Section 4.20(a) of the Company Disclosure Schedule includes a complete list (in all material respects) of all Structures and Panels owned or operated by the Companies as of September 30, 2019. Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, to the Knowledge of Seller, all of the Structures or Panels that generated at least $10,000 in client revenues in the twelve (12) months ending June 30, 2019 (the “Material Structures”) meet the requirements of the applicable existing outdoor advertising contracts to which the Companies are a party (including number of boards and illumination). Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, neither Company has received written notice that any Material Structures are not either (i) legal and conforming, or (ii) legal and nonconforming and neither Company has received written notice that any Material Structures violate any applicable zoning laws, ordinances or regulations. Except as set forth on Section 4.20(a) of the Company Disclosure Schedule, all of the Structures and Panels are located on a parcel of Owned Real Property or a parcel of land subject to a Sign Location Lease or easement and, to the Knowledge of Seller, do not encroach on the property of others, either public or private; and, to the Knowledge of Seller, the applicable Company has continuous and uninterrupted access to each such Structure pursuant to the terms of the applicable Sign Location Lease, easement or parcel of Owned Real Property. Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, the applicable Company has title to all Material Structures free and clear of all Liens (other than Permitted Liens).

(b)               Each digital Structure and its component parts are subject to (i) a manufacturer’s warranty or an extended parts Contract; (ii) an installation warranty; and (iii) a maintenance service Contract (including labor). All such warranties and Contracts are in full force and effect and are a legal, valid, binding and enforceable obligation of the applicable Company, and, to the Knowledge of Seller, of the other party or parties thereto, except as enforceability may be limited by applicable Equitable Principles.

4.21          Certain Payments. Neither Seller nor the Companies nor, to the Knowledge of Seller, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly in the three (3) years prior to the date of the Agreement, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Companies, (ii) to pay for favorable treatment for business secured by any of the Companies or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Companies, in each case to the extent such would be a violation of any applicable Law.

4.22          Books and Records. The copies of the minute books containing the limited liability company and/or similar governance records of meetings of the Companies made available to Purchaser are accurate and complete in all material respects and contain records of all meetings of, and limited liability company action taken by (including action taken by written consent), the Companies in the twelve (12) months prior to the date of this Agreement.

4.23          Bank Accounts; Power of Attorney. Section 4.23 of the Company Disclosure Schedule sets forth an accurate and complete list showing (a) the name and address of each bank in which the Companies have an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Companies and a summary statement of the terms thereof.

4.24          Limitations of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), NEITHER OF THE COMPANIES MAKE ANY, AND HAS NOT AUTHORIZED ANY OF ITS AFFILIATES OR ANY OTHER PERSON TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANIES, THE BUSINESS OR THE TRANSACTION, AND THE COMPANIES DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANIES, ANY AFFILIATE OF THE COMPANIES, ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES OR ANY OTHER PERSON AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE COMPANIES OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANIES HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANIES OR ANY OF THEIR AFFILIATES), INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY SELLER OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION. NEITHER OF THE COMPANIES MAKE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR FUTURE PROFITABILITY OF THE BUSINESS. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL IN ANY MANNER IMPAIR ANY RIGHT, REMEDY OR RECOURSE PURCHASER MAY HAVE AGAINST THE COMPANIES, THEIR AFFILIATES AND THEIR RESPECTIVE DESIGNATED REPRESENTATIVES FOR FRAUD.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth on the disclosure schedule delivered by Purchaser to Seller on the date hereof concurrently with entry into this Agreement (the “Purchaser Disclosure Schedule”) and attached to this Agreement as Schedule B (and provided that disclosure in any section of such Purchaser Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Agreement (in addition to the Section referenced in such schedule) to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section), as of the date hereof, Purchaser hereby represents and warrants as follows:

5.1              Organization and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. Purchaser has the limited liability company power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned, operated or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.2              Authorization of Agreement. The execution, delivery and performance by Purchaser of the Transaction Agreements to which it is a party and the consummation of the Transaction has been duly authorized by the requisite corporate, limited liability company, limited partnership or other similar action on the part of Purchaser. Each of the Transaction Agreements to which Purchaser is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

5.3              Conflicts; Consents of Third Parties.

(a)               None of the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction, conflicts with, violates, breaches or constitutes a material default (with or without notice or lapse of time, or both) under, or permit the acceleration of any obligation under, gives rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any benefit under or require any consent, notice, approval waiver or other action from any Person pursuant to any provision of (i) the Organizational Documents of Purchaser or any of its Affiliates; (ii) any Contract or Permit to which Purchaser or any of its Affiliates is a party or by which any of the properties or assets of Purchaser or any of its Affiliates are bound; or (iii) any Law applicable to Purchaser or any of its Affiliates, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)               No consent, notice, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Governmental Authority is required on the part of Purchaser or any of its Affiliates in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction by Purchaser, except for such Governmental Approval, the failure of which to make or obtain would not would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.4              Legal Proceedings. There are no pending or, to the knowledge of Purchaser, threatened, Legal Proceedings against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no outstanding material Order imposed upon Purchaser or any of its Affiliates or any of their respective assets, except for Legal Proceedings which, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.5              Financial Capability; Guarantor.

(a)               Purchaser has (i) sufficient cash on hand (without giving effect to any unfunded financing regardless of whether any such financing is committed) to pay the Purchase Price and all related fees and expenses in connection with the Transaction, (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (iii) has not incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities.

(b)               The Guaranty is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.

5.6              Investment. Purchaser is acquiring the Acquired Securities for its own account and for investment purposes and not with a view to the distribution thereof. Purchaser acknowledges that the Acquired Securities have not been registered under the Securities Act or any state securities law and Purchaser must bear the economic risk of its investment in the Acquired Securities until and unless the offer and sale of such Acquired Securities is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is applicable. Purchaser has conducted an examination of available information relating to the Companies and the Business, Purchaser has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Acquired Securities, and Purchaser can bear the economic risk of an investment in the Acquired Securities and can afford a complete loss of such investment.

5.7              Financial Advisors. Except as set forth on Section 5.7 of the Purchaser Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Purchaser or its Affiliates and no Person is entitled to any fee or commission or like payment from Purchaser or its Affiliates in connection with the Transaction.

5.8              No Other Representations and Warranties; No Reliance; Purchaser Investigation.

(a)               Purchaser acknowledges and agrees that, except as expressly set forth in Article III or Article IV, neither Seller nor any of the Companies makes any (and Purchaser has not relied upon any) promise, representation or warranty, express or implied, relating to the Business, the Acquired Securities, any of the Companies or any of their respective businesses, operations, assets, liabilities, conditions or prospects or the Transaction, including with respect to merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or representatives of any documents, opinions, projections, forecasts, statements, memorandums, presentations, advice or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. In addition, Purchaser acknowledges and agrees that Purchaser has not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty not expressly set forth in Article III or Article IV.

(b)               Purchaser acknowledges and agrees that (i) Seller and the Companies have made available to Purchaser, for the purposes of due diligence, material documents, forecasts or other information relating to the Companies and the Transaction and (ii) Purchaser has made its own independent inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, the Acquired Securities, Seller, the Companies and the Transaction and, in making its determination to proceed with the Transaction, Purchaser has relied only on the representations and warranties set forth in Article III and Article IV and the results of its own independent investigation and independent judgment.

Article VI

COVENANTS

6.1              Conduct of Business Prior to the Closing. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article IX, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Companies to, conduct the business of the Companies in the Ordinary Course of Business. Without limiting the foregoing, from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article IX, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall cause the Companies not to:

(a)               repurchase, redeem or otherwise acquire any outstanding shares of capital stock, membership interests or other equity interests of any Company;

(b)               transfer, issue, sell or dispose of, or grant options, warrants or other rights to purchase or otherwise acquire, any shares of capital stock, membership interests or other equity interests of any Company;

(c)               effect any recapitalization, reclassification, reorganization or like change in the capitalization of any Company;

(d)               amend the Organizational Documents of any Company;

(e)               settle or compromise any material Legal Proceedings;

(f)                create, incur or assume any Indebtedness related to the Business or which creates a Lien on the assets of the Companies except in the Ordinary Course of Business;

(g)               make any change in any of the Companies’ accounting policies or practices unless required by GAAP;

(h)               file any required Tax Returns or make any material Tax election (except, in each case, to the extent consistent with past practice of the Companies), file any amended Tax Returns, change any material Tax election, settle any Tax audit or other Tax proceeding, or surrender any material Tax refund;

(i)                 directly or indirectly engage in any transaction, arrangement or Contract related to the Business with any Related Party (other than terminating and making any related payments under the Phantom Stock Agreements; provided, that for a period of ten (10) Business Days following the date hereof, Seller shall not, and shall cause the Companies not to, terminate or make any payments under the Phantom Stock Agreements and, if Purchaser delivers written notice to Seller within such ten (10) Business Day period requesting that Seller and the Companies not terminate or make any payments thereunder prior to the Closing, then Seller shall, and shall cause the Companies, to follow such written notice from Purchaser with respect to such agreements, which in such case shall be assigned to Purchaser or the Companies at Closing pursuant to the Employee Assignment and Assumption Agreement (provided that if no such written notice is delivered, then Seller shall terminate and make all required payments under such agreements at or prior to Closing);

(j)                 other than in the Ordinary Course of Business, make any material and adverse modification to any material Permit;

(k)               operate, maintain and insure the Owned Real Property in a manner generally inconsistent with the manner in which the Companies operated, maintained and retained insurance on the Owned Real Property during the one year period immediately prior to the date hereof;

(l)                 other than in the Ordinary Course of Business, enter into any amendment, renewal, assignment, sublease or termination to an existing Lease;

(m)             other than in the Ordinary Course of Business, enter into any new Lease;

(n)               other than in the Ordinary Course of Business, transfer, sell or dispose of, or grant options or other rights to purchase or otherwise acquire or encumber there interest in any of the Owned Real Property; or

(o)               enter into any agreement or otherwise make a commitment to do anything prohibited by this Section 6.1.

6.2              Access to Information. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article IX, Seller shall, and shall cause the Companies to, (a) afford Purchaser and its Designated Representatives reasonable access to and the right to inspect all of the real property, properties, assets, premises, books and records, Contracts and other documents related to the Business and (b) furnish Purchaser and its Designated Representatives with such financial and operating data and information related to the Business as Purchaser or any of its Designated Representatives may reasonably request and is prepared by Seller or the Companies in the Ordinary Course of Business. Notwithstanding anything contained herein to the contrary, (i) all requests by Purchaser or its Designated Representative for access shall be submitted with reasonable advance notice by email to Dan Streek (Dan.Streek@fairwayoutdoor.com), with a copy to Michael Chan (Michael.Chan@moelis.com), and such access shall be conducted during normal business hours under the supervision of Seller’s personnel and in such a manner so as not to unreasonably interfere with the normal operations of Seller or the Companies; (ii) the auditors and accountants of Seller or the Companies shall not be obligated to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; (iii) if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this Section 6.2 shall be subject to applicable rules relating to discovery; (iv) any investment banker, in-house counsel, outside counsel, accountant, auditor, or other advisor or representative retained by Seller or any of its Affiliates (including the Companies) shall not be obligated to make any work papers available to Purchaser or its Designated Representatives relating solely to the preparation, negotiation and execution of this Agreement and the other Transaction Agreements or the sale process generally; (v) any access to the Companies’ or their Affiliates’ properties shall be subject to Seller’s and its Affiliates’ reasonable security and insurance measures, shall be subject to any restrictions applicable to the properties, including the terms of any leases, and shall not include the right to conduct any surface, subsurface, invasive or intrusive environmental testing, sampling or other intrusive investigations of any kind; and (vi) Seller and the Companies shall not be required to provide access to any information that is subject to attorney-client privilege, attorney work product protection, or other confidentiality or privilege to the extent doing so, as reasonably determined by Seller, the Companies or their counsel, would cause such privilege or protection to be waived. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

6.3           No Solicitation of Other Bids.

(a)               From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article IX, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Companies) or any of its or their Designated Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Companies) and all of its and their Designated Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Companies; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Companies; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Companies’ properties or assets.

(b)               In addition to the other obligations under this Section 6.3, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Designated Representatives) advise Purchaser in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.

(c)               Seller agrees that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

6.4           Insurance Matters. Notwithstanding anything in Section 6.12 to the contrary, following the Closing, (a) Purchaser shall, or shall cause the Companies to, use reasonable best efforts to collect the full amount of the insurance proceeds set forth in item 10 of Section 4.18 of the Company Disclosure Schedule (the “Hurricane Insurance Proceeds”), including by exercising any rights under the Valdosta Asset Purchase Agreement, and (b) within five (5) Business Days after Purchaser’s or any Company’s receipt of all or any portion of the Hurricane Insurance Proceeds (the “Collected Hurricane Insurance Proceeds”), Purchaser and/or such Company shall pay the Collected Hurricane Insurance Proceeds to an account designated in writing by Seller.

6.5           Cooperation.

(a)               Seller agrees that it will, and that it will cause its Designated Representatives, auditor and accountants to, for a period of six (6) months following the Closing, provide reasonable cooperation with Purchaser and Purchaser’s agents, Designated Representatives and accountants (the “Purchaser Advisors”), including making available, at reasonable times and upon reasonable prior notice, to Purchaser and the Purchaser Advisors, Seller’s accounting personnel whose past responsibilities have included accounting functions relating to the Companies, including without limitation answering reasonable questions posed by the Purchaser Advisors.

(b)               Within thirty (30) days following the Closing Date, Seller shall deliver to Purchaser one or more USBs or other digital media evidencing a copy of the Data Room as of the date of this Agreement (the “Data Room Copy”). Seller shall cause the Data Room hosting such documents to continue to be accessible to Purchaser until the actual delivery of such Data Room Copy to Purchaser.

6.6           Confidentiality.

(a)               Purchaser acknowledges that the information provided to Purchaser and its representatives prior to the Closing in connection with this Agreement and the Transaction is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and, notwithstanding anything herein to the contrary, shall survive the Closing in accordance with the terms thereof; provided, however, that Purchaser’s obligations thereunder shall terminate as of the Closing solely in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Business.

(b)               From and after the Closing Date, Seller will hold in confidence any and all information, whether written or oral, concerning the Business and the assets of the Companies, except to the extent that Seller can show that such information (i) is in the public domain through no fault of Seller following the Closing or (ii) is lawfully acquired by Seller after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall exercise its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.7              Preservation of Records. Purchaser agrees not to dispose of or destroy any records relating to the Business that relate to periods prior to the Closing Date for a period of five (5) years from the Closing Date and shall make such records available to Seller or its Affiliates as may be reasonably requested (during normal business hours and at Seller’s (or its Affiliate’s, as applicable) sole cost and expense) in connection with any proper purpose, including insurance claims by, Legal Proceedings (other than Legal Proceedings between Seller or its Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand, related to this Agreement or the Transaction) or tax audits against, or governmental investigations of, the Companies or in order to enable Seller to comply with its obligations under this Agreement and each other Transaction Agreement; provided that if requested by Purchaser, any such Person shall enter into a customary confidentiality agreement with and benefiting the Business.

6.8              Publicity. None of Seller and its Affiliates, on the one hand, or Purchaser and its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining Seller’s or Purchaser’s, as applicable, prior written approval, which approval from and after the Closing will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party lists securities; provided that, to the extent any disclosure is required by applicable Law or stock exchange rule, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law or stock exchange rule to consult with Seller or Purchaser, as applicable, with respect to the text thereof and; provided, further, that (i) Seller and its equityholders and their respective Affiliates shall be entitled to disclose such information to their respective employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality and (ii) Purchaser and its equityholders and their respective Affiliates shall be entitled to disclose such information to their respective employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality.

6.9             [Reserved].

6.10          Use of Marks. Purchaser, for itself and its Affiliates, acknowledges and agrees that Seller and its Affiliates are the owners of the Fairway Marks and that neither Purchaser nor any of its Affiliates shall (i) have any rights in or to the Fairway Marks or (ii) use any of the Fairway Marks. Notwithstanding the foregoing, for a period not to exceed six (6) months immediately following the Closing Date (the “Phase-out Period”), Purchaser may use (but in no event in the corporate or other legal name of Purchaser or its Affiliates) any Fairway Marks in substantially the same manner as used by Seller and its Affiliates within the twelve (12) months immediately prior to the Closing Date; provided, that the foregoing permitted use is subject to Purchaser’s compliance with the quality control requirements in effect for the Fairway Marks as of the Closing Date (which quality requirements will be deemed to have been met by use in substantially the same manner as used by Seller and its Affiliates in the twelve (12) months immediately prior to the Closing Date).

6.11         Director and Officer Liability; Indemnification.

(a)               For a period of six years after the Closing, Purchaser shall not, and shall not permit the Companies to, (i) amend, repeal or modify any provision in any of their Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any present or former officers, managers and / or directors (each, a “D&O Indemnified Person”) or (ii) permit the board of directors or board of managers, as applicable, of the Companies to make a determination not to indemnify any such D&O Indemnified Person except in the case of fraud, willful misconduct or gross negligence (in each case, unless and to the extent required by Law).

(b)               In the event that Purchaser, the Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.11.

6.12         Insurance.

(a)               Purchaser or its Affiliates shall deliver to Seller all insurance proceeds received by Purchaser or its Affiliates for any injury, damage, loss, cost, expense, liability, or legal obligation that is not attributable to the assets or liabilities of a Company or the Business net of any deductibles or retentions. Seller or its Affiliates shall deliver to Purchaser all insurance proceeds received by Seller or its Affiliates for any injury, damage, loss, cost, expense, liability, or legal obligation that is attributable to the assets or liabilities of a Company or the Business net of any deductibles or retentions. Notwithstanding the foregoing, if any Party receives insurance proceeds or reimbursement for its own costs, fees, or expenses, there shall be no obligation to deliver those proceeds or reimbursements to the other Party.

(b)               Seller represents and warrants to Purchaser that (i) the insurance policies listed on Schedule 6.12(b) of the Seller Disclosure Schedule, which policies have prior to the date hereof insured the assets of a Company and the Business, as of the date hereof are held, and following the Closing shall continue to be held, by Fairway Outdoor Advertising Group, LLC or its Affiliates (“Retained Policies”); (ii) the Retained Policies shall not be changed by Seller after the Closing Date to eliminate, reduce, or otherwise restrict coverage for any insured thereunder; (iii) Seller shall not cancel or otherwise invalidate the Retained Policies for any reason and shall keep the Retained Policies in effect throughout the policy periods; and (iv) Seller shall pay any and all premiums due on such Retained Policies.

(c)               Seller agrees that with respect to any injury, damage, loss, cost, expense, liability, or legal obligation that is attributable to the assets or liabilities of a Company or the Business and is covered by the Retained Policies, Purchaser and its Affiliates may make claims under such policies; provided that Purchaser shall: (i) notify Seller of such claims; and (ii) bear the amount of any deductibles, self-insured retentions, increases in premiums or other out-of-pocket expenses incurred in connection with such claims, including any claims submitted prior to the date hereof. Seller shall use its commercially reasonable efforts to assist Purchaser in connection with such claims. If Seller incurs any costs or expenses in said assistance, Purchaser shall promptly reimburse Seller for all reasonable costs and expenses incurred by Seller in said assistance.

6.13          Carve-Out Financial Statements and Consents. From the date hereof until the Closing, Seller shall use reasonable best efforts to (i) provide to Purchaser the Carve-Out Financial Statements, together with an audit report on the financial statements included therein for the years ended December 31, 2017 and 2018, provided by an independent public accountant registered with the Public Company Accounting Oversight Board, meeting the requirements of Rule 8-04 of Regulation S-X of the Commission (such audit, the “Audit”) and (ii) in consultation with Purchaser, to make or obtain the consents and approvals of third parties set forth on Schedule 6.13 (the “Third-Party Consents”). All aggregate out-of-pocket costs and expenses of Seller and the Companies associated with preparing the Carve-Out Financial Statements and the Audit and obtaining such Third-Party Consents shall be borne by Purchaser. For the avoidance of doubt, obtaining the Audit, the Carve-Out Financial Statements or any Third-Party Consent shall not be a condition to Closing.

6.14          Title Documents. Prior to the Closing, Seller shall use reasonable best efforts to provide Purchaser with recorded or recordable deeds and assignments, as applicable, necessary to evidence the vesting or transfer of legal title to each Owned Real Property in or to the name of one of the Companies, subject only to the Permitted Liens.

Article VII

Conditions to Closing

7.1            Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

7.2            Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               Other than the Fundamental Representations, the representations and warranties of Seller and the Companies contained in this Agreement and any certificate delivered pursuant hereto shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except in each case where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect. The Fundamental Representations shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) in all material respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect.

(d)               Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller and the Companies, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3            Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               Other than the representations and warranties of Purchaser contained in Section 5.1, Section 5.2 and Section 5.7, the representations and warranties of Purchaser contained in this Agreement and any certificate delivered pursuant hereto shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except in each case where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. The representations and warranties of Purchaser contained in Section 5.1, Section 5.2 and Section 5.7 shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) in all material respects on and as of the Closing Date with the same effect as though made at and as of such date.

(b)               Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)               Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII

INDEMNIFICATION

8.1            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein, the Transaction Agreements or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. All covenants and agreements of the Parties contained herein, the Transaction Agreements or in any certificate of instrument delivered pursuant to this Agreement that contemplate performance at or prior to the Closing shall survive the Closing and remain in full force and effect until the date that is twelve (12) months from the Closing Date, and all covenants and agreements of the Parties contained herein, the Transaction Agreements or in any certificate or instrument delivered pursuant to this Agreement that contemplate performance after the Closing shall survive the Closing until performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2            Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Purchaser and its Affiliates and their respective Designated Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Seller or the Companies contained in this Agreement, the Transaction Agreements or in any certificate or instrument delivered by or on behalf of Seller or the Companies pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Transaction Agreements or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)               any Transaction Expenses or Indebtedness (in each case, only to the extent not taken into account in the calculation of the Final Closing Date Purchase Price); or

(d)               without duplication and except (i) to the extent included in the calculation of Working Capital as finally determined pursuant to Section 1.3 or (ii) resulting from any transactions or actions of Purchaser or its Affiliates (including the Companies) occurring on the Closing Date after the Closing outside the ordinary course of business, any and all Taxes (w) imposed on any of the Companies for any Pre-Closing Period; (x) of any member of an affiliated, consolidated, combined or unitary group of which any of the Companies is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (y) of any Person imposed on any of the Companies as a transferee or successor, by contract or indemnification agreement (other than any such contract or agreement entered into in the ordinary course of business the principal purpose of which is not Taxes), or pursuant to any Law, which Taxes relate to an event, agreement or transaction occurring before the Closing; or (z) that are Transfer Taxes that the Seller is responsible for pursuant to Section 11.1(b).

8.3            Indemnification by Purchaser. Subject to the other terms and conditions of this Article VIII, Purchaser shall indemnify and defend each of Seller and its Affiliates and their respective Designated Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement, the Transaction Agreements or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement.

8.4           Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)               Seller shall not be liable to the Purchaser Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $215,360 (the “Basket”), and then only for such Losses in excess of the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Article VIII shall not exceed $215,360 (the “Cap”).

(b)               Purchaser shall not be liable to the Seller Indemnitees for indemnification under Section 8.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a) exceeds the Basket, and then only for such Losses in excess of the Basket. The aggregate amount of all Losses for which Purchaser shall be liable pursuant to Article VIII shall not exceed the Cap.

(c)               Notwithstanding the foregoing, the limitations set forth in the first sentence of Section 8.4(a) and the first sentence of Section 8.4(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation or representation or warranty in Section 5.1, Section 5.2 and Section 5.7.

(d)               For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty, and any Loss, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)               Seller shall not be liable to the Purchaser Indemnitees for indemnification with respect to any Losses attributable to Taxes arising in any taxable period (or portion thereof) beginning after the Closing Date.

8.5           Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)               Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Designated Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) primarily seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), and upon written notice to the Indemnifying Party, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 8.3) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, but subject to the limitations set forth in Section 8.4, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.6            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.7            Exclusive Remedies. Subject to Section 1.3, Section 6.6 and Section 11.9, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Designated Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud.

Article IX

Termination

9.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of Seller and Purchaser;

(b)               by Purchaser by written notice to Seller if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2(a) or Section 7.2(b) and such breach, inaccuracy or failure has not been cured by Seller within 30 days of Seller’s receipt of written notice of such breach from Purchaser; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Purchaser if Purchaser is (i) in material breach of this Agreement or (ii) in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(c)               by Seller by written notice to Purchaser if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.3(a) or Section 7.3(b) and such breach, inaccuracy or failure has not been cured by Purchaser within 30 days of Purchaser’s receipt of written notice of such breach from Seller; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Seller if Seller is (i) in material breach of this Agreement or (ii) in breach of any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(d)               by Purchaser or Seller in the event that any Governmental Authority shall have issued any Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; or

(e)               by Seller, if Purchaser fails to consummate the Closing within three (3) Business Days of the date on which the Closing is otherwise required to be consummated pursuant to Section 2.1.

9.2           Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)               the obligations of the Parties set forth in the Confidentiality Agreement, Section 6.6 and this Section 9.2 shall survive such termination and not be affected thereby; and

(b)               that nothing herein shall relieve any party hereto from liability for Fraud or any intentional, material or willful breach of any provision hereof prior to the termination of this Agreement.

Article X

TAX MATTERS

10.1        Tax Returns. Purchaser shall, at its sole cost, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date that are due after the Closing Date and for all Straddle Periods. Except as otherwise required by applicable Law, all such Tax Returns shall be prepared in a manner consistent with the past practices of the Companies in filing such Tax Returns. Purchaser shall provide Seller with a copy of each such Tax Return that reflects any Taxes for which Seller could be liable at least 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions) for Seller’s review and consent (not to be unreasonably withheld, conditioned or delayed). Purchaser and Seller agree to consult and resolve in good faith any dispute arising with respect to any such Tax Return and if they cannot agree on any disputed issue or item, such disputed issues shall be referred to, and resolved by (within a reasonable time, taking into account the deadline for filing such Tax Return) the Accounting Referee or another nationally recognized independent accounting firm to be mutually agreed upon by Purchaser and Seller (such agreed firm being the “Tax Referee”). Purchaser shall timely and properly file, or cause to be filed, such Tax Return reflecting the dispute as finally and conclusively resolved by the Tax Referee; provided that if the disputed items are not resolved before the filing due date (taking into account extensions), any such Tax Return shall be finalized and filed reflecting the disputed items in the manner provided by Purchaser pursuant to this Section 10.1, and, to the extent the disputed items are resolved by the Tax Referee in the manner proposed by Seller, Purchaser will promptly amend or cause to be amended such Tax Return consistent with such resolution to the extent permitted by Law. The costs, fees and expenses of the Tax Referee shall be borne equally by Seller and Purchaser.

10.2          Audits. Following the Closing, Purchaser shall promptly notify Seller in writing upon receiving notice from any Taxing Authority of the commencement of any audit or administrative or judicial proceedings relating to Tax Returns of any Company or with respect to any Owned Real Property or Leased Real Property for any Pre-Closing Period or any Straddle Period to the extent Seller could be liable for any Taxes arising as a result of such audit or other proceeding (“Tax Contest”). Seller shall have the right in its discretion to control all Tax Contests relating to tax periods ending on or prior to the Closing Date or the Straddle Period to the extent the pre-Closing portion of the Straddle Period is longer than the post-Closing portion of the Straddle Period and Purchaser shall have the right to control any other Tax Contest, provided that (a) the non-controlling Party shall have the right, at its expense, to participate in any Tax Contest controlled by the other Party and (b) the controlling Party (i) shall not settle any Tax Contest that it controls without the other Party’s advance written consent, which shall not be unreasonably withheld, conditioned or delayed, (ii) shall keep the other Party informed of the progress of such audit or proceeding, and (iii) shall promptly provide the other Party with copies of all material documents (including material notices, protests, briefs, written rulings and determinations and correspondence) pertaining to such audit or proceeding. To the extent there is a conflict between the provisions of this Section 10.2 and Section 8.4(e) with respect to any indemnification claim involving Taxes or Tax Returns, this Section 10.2 shall govern.

10.3          Filing and Amendment of Tax Returns. Without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed), Purchaser shall not, and shall cause its Affiliates not to, to the extent such action could reasonably be expected to give rise to a Tax for which Seller or its beneficial owners would be liable under this Agreement or pursuant to any Law: (a) except as set forth in Section 10.1, file or amend any Tax Return relating to Taxes attributable to a Pre-Closing Period (including any Straddle Period), (b) rescind or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Period (including any Straddle Period) of any Company, (c) engage in any voluntary disclosure or similar process or initiate communications with any Taxing Authority with respect to Taxes attributable to a Pre-Closing Period (including any Straddle Period) or (d) extend or waive, or cause to be extended or waived, or permit any Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Period (including any Straddle Period).

10.4          Cooperation. After the Closing Date, Purchaser and Seller shall (and shall cause their respective Affiliates to) (a) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 10.1, and in connection therewith provide the other Party necessary powers of attorney, (b) cooperate fully in preparing for and conducting any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Companies, (c) make available to the other Party as reasonably requested all information, records, and documents relating to Taxes of the Companies. In furtherance of the foregoing, Purchaser and Seller shall retain (and shall cause their Affiliates to retain) copies of all Tax Returns and related workpapers for all taxable periods that include the Closing Date and all prior taxable periods until the expiration of the statute of limitations to which such Tax Returns relate, and (d) make its employees reasonably available on a mutually convenient basis at its cost to provide any additional information or to explain any documents or information so provided.

10.5          Purchase Price Allocation. Purchaser and Seller agree that the Final Closing Date Purchase Price (plus other relevant items required under the Code, including any liabilities of the Companies) will be allocated among such Company’s assets in accordance with Section 1060 of the Code and the regulations thereunder and consistent with this Section 10.5. Seller will deliver its calculation of such allocation to Purchaser within sixty (60) days after the final determination of the Final Closing Date Purchase Price (the “Allocation”). In the event that Purchaser objects to the Allocation, Purchaser shall notify Seller of its objection to the Allocation within thirty (30) days of the receipt of the Allocation and the Parties will endeavor in good faith over the next fifteen (15) days to resolve such dispute. If the Parties are unable to resolve such dispute within such fifteen (15)-day period, the Parties shall submit the dispute to the Tax Referee, which will promptly determine those matters in dispute (based on written presentations from the Parties and not based on its independent review) and will render a written report as to the disputed matters (the matters determined by such Tax Referee, together with those matters that were agreed by the Parties, the “Agreed Allocation”). The costs and expenses of the Tax Referee will be split evenly by Purchaser and Seller. Purchaser, the Companies and Seller will file any Tax Returns and any other governmental filings on a basis consistent with the Agreed Allocation. Neither Purchaser nor Seller nor any of their respective Affiliates will take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Agreed Allocation unless required to do so by applicable Law.

10.6          Withholding. Each of Purchaser, the Companies and the Escrow Agent, and their respective agents, shall be entitled to deduct and withhold from the cash otherwise payable under this Agreement as the applicable paying Person reasonably determines that it is required to deduct and withhold with respect to any such payments under the Code or any other provision of federal, state, local or foreign tax Law; provided that if Purchaser determines that an amount is required to be deducted or withheld (other than with respect to a withholding obligation due to Seller’s failure to deliver to Purchaser the certificate pursuant to Section 2.2(i) or any payments treated as compensation for United States federal income Tax purposes), Purchaser shall (i) use reasonable best efforts to promptly provide Seller with written notice of its intent to deduct and withhold (ii) cooperate in good faith with Seller to reduce or eliminate the deduction or withholding of such amount, and (iii) shall provide Seller a reasonable opportunity to provide forms or other documentation that would exempt such amounts from withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of whom such deduction and withholding was made.

10.7          Straddle Periods. For purposes of this Agreement, (i) in the case of Taxes arising in a Straddle Period, except as provided in clause (ii), the allocation of such Taxes to the Pre-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date, and (ii) in the case of any real property, personal property or similar ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

10.8          Intended Tax Treatment. As a result of each Company’s U.S. federal and state income tax classification as an entity disregarded from Seller within the meaning of Treasury Regulations Sections 301.7701-2 and -3, the Parties agree to treat the sale of the Companies as a sale to Purchaser of all of the assets of, and an assumption by Purchaser of all of the labilities of, each Company for U.S. federal and state income tax purposes (the “Intended Tax Treatment”). Purchaser, the Companies and Seller will file any Tax Returns and any other governmental filings on a basis consistent with the Intended Tax Treatment. Neither Purchaser nor Seller nor any of their respective Affiliates will take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Intended Tax Treatment except as required by a determination within the meaning of Section 1313(a) of the Code.

10.9       Tax Sharing Agreements. Seller shall cause all Tax sharing, allocation, indemnification or other similar agreements with respect to or involving the Companies (other than commercial agreements the primary subject of which is not Taxes) to be terminated as of the Closing so that after the Closing, none of the Companies shall be bound thereby or have any liability thereunder.

Article XI

MISCELLANEOUS

11.1       Expenses.

(a)               Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transaction.

(b)               Any sales, use, real estate transfer, stock transfer or similar transfer Tax (“Transfer Taxes”) payable in connection with the transactions contemplated by this Agreement shall be borne solely by Purchaser. Except as otherwise required by Law, Purchaser shall duly and timely prepare and file any Tax Return relating to such Taxes. Purchaser shall give Seller a copy of each such Tax Return for its review and comment at least fifteen (15) days prior to filing and shall give Seller a copy of such Tax Return as filed.

11.2      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principals of such state that would require or permit the application of the laws of another jurisdiction.

11.3       Submission to Jurisdiction; Waivers. The Parties agree that any dispute, controversy or claim arising out of or relating to the Transaction or to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) and appellate courts having jurisdiction of appeals from such Delaware Courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(a)               submits for itself and its property in any action relating to the Transaction or to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by law, in such appellate courts;

(b)               consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to plead or claim the same;

(c)               waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to the Transaction or to this Agreement, or its performance under or the enforcement of this Agreement;

(d)               agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.7; and

(e)               agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

11.4        Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.

11.5       Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the Transaction and supersedes all prior agreements among the Parties respecting the Transaction. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.

11.6      Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser and Seller. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement) this Agreement shall control.

11.7      Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or email of a PDF document, or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses, email and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision).

If to Seller, to:

Fairway Outdoor Advertising Group, LLC

8520 Cliff Cameron Dr., Suite 460

Charlotte, North Carolina 28269

Attention: Dan Streek

Phone:

Facsimile:

With copies (which shall not constitute notice) to:

GTCR Management XI LLC

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Craig A. Bondy and David A. Donnini

Phone:

Facsimile:

Email:

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Stephen L. Ritchie, P.C., Daniel A. Guerin and Matthew J. Schlosser

Phone: (312) 862-2000

Facsimile: (312) 862-2200

Email: stephen.ritchie@kirkland.com; daniel.guerin@kirkland.com;

matthew.schlosser@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jennifer S. Perkins, P.C.

Phone: (212) 446-4800

Facsimile: (212) 446-4800

Email: jennifer.perkins@kirkland.com

If to Purchaser, to:

767 Fifth Ave, 12th Floor

New York, NY 10153

Attention: Gail Steiner, General Counsel

Phone:

Facsimile:

Email:

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: Justin W. Chairman

Phone: (215) 963-5061

Facsimile: (215) 963-5001

Email: justin.chairman@morganlewis.com

11.8       Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.

11.9       Specific Performance. Each Party acknowledges and hereby agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by Seller or the Companies, on the one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Seller or the Companies, on the one hand, and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Seller or the Companies, on the one hand, and Purchaser, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, by Seller or the Companies, on the one hand, or Purchaser, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.

11.10    No Third-Party Beneficiaries; No Recourse Against Affiliates; Liability. Nothing in this Agreement, express or implied, is intended or shall be construed to give any rights to any Person or entity other than (i) the Parties and their successors and permitted assigns, (ii) each D&O Indemnified Person, who shall have the right to enforce the obligations of Purchaser and Seller solely with respect to Section 6.11, (iii) the Seller Indemnitees and the Purchaser Indemnitees with respect to Article VIII, (iv) the Related Parties, who shall have the benefit of, and the right to enforce, this Section 11.10, (v) the Retained Counsel, who shall have the benefit of, and the right to enforce, Section 11.14, (vi) the Seller Parties, who shall have the benefit of, and the right to enforce, Section 11.15 and (vii) as otherwise expressly provided in this Agreement. No Related Party of Seller (and no Related Party of any Related Party) shall have any liability (whether in Law or in equity or in contract or in tort) for any obligations or liabilities of Seller arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transaction, including any alleged nondisclosure or misrepresentations made by any such Persons.

11.11    Assignment. Neither Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of Purchaser, on the one hand, and Seller, on the other hand; provided, that Purchaser may, without the consent of Seller, assign this Agreement and its rights hereunder (i) for collateral security purposes to any lender providing financing to Purchaser, (ii) in connection with the sale of all or any portion of the business or assets of the Companies in any form of transaction, (iii) to an Affiliate of Purchaser, or (iv) concurrently with the Closing, to the party identified by Purchaser to Seller prior to the execution hereof. Any assignment in violation of this Section  11.11 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment shall relieve the assigning party of any of its obligations hereunder.

11.12    Cooperation with Legal Proceedings. From and after the Closing, if requested by Seller, Purchaser shall cooperate with Seller in the investigation, defense or prosecution of any Legal Proceedings pending or threatened against Seller or any of its Affiliates with respect to the business of the Companies, other than Legal Proceedings where Purchaser or any of its Affiliates is adverse to Seller or any of its Affiliates. Without limiting the generality of the foregoing, but provided that such requests shall not unreasonably interfere with the business or operations of Purchaser, Purchaser shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request. Seller shall reimburse Purchaser for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.12.

11.13     COBRA. Purchaser will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Treasury Regulations Section 54.4980B-9 in connection with the Transaction.

11.14     Provisions Respecting Legal Representation.

(a)               It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that Seller and the Companies have retained Kirkland & Ellis LLP (and its affiliated entity Kirkland & Ellis International LLP) (collectively, the “Retained Counsel”) to act as their counsel in connection with the Transaction and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transaction and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. Purchaser agrees, on its own behalf and on behalf of its managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between Purchaser and/or any of its Affiliates, on the one hand, and Seller and/or any of its Affiliates, on the other hand, the Retained Counsel may represent Seller and/or its Affiliates in such dispute even though the interests of Seller or its Affiliates may be directly adverse to Purchaser or its Affiliates, and even though the Retained Counsel may have represented the Companies in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser or the Companies.

(b)               Purchaser agrees that, after the Closing, neither Purchaser, nor any of its Subsidiaries or Affiliates will have any right to access or control any of the Retained Counsel’s records relating to or affecting the Transaction with respect to its representation of Seller or the Companies, which will be the property of (and be controlled by) Seller. In addition, Purchaser agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Companies. Accordingly, Purchaser will not, and will cause each of its Subsidiaries and Affiliates (including, after Closing, the Companies) not to, use any Attorney-Client Communication remaining in the records of the Companies after Closing in a manner that may be adverse to Seller or any of Seller’s Affiliates. Purchaser agrees, on its own behalf and on behalf of its Subsidiaries and Affiliates (including, after Closing, the Companies), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to Seller and will not pass to or be claimed by Purchaser or its Affiliates or the Companies, and (ii) Seller will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Purchaser will not, and will cause each of its Subsidiaries and Affiliates (including, after Closing, the Companies) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not Seller or an Affiliate of Seller; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not Seller or an Affiliate of Seller.

11.15     Release.

(a)               Effective upon the Closing, Purchaser and, from and after the Closing, the Companies, and each of their respective partners, members, Affiliates, directors, officers, employees, controlling persons, agents, representatives, successors and assigns and the partners, members, Affiliates, directors, officers, employees, controlling persons, agents, representatives, successors and assigns of any of the foregoing (the “Purchaser Parties”) hereby waives and releases any claims that the Purchaser Parties currently have or, in the future, may have against Seller or any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partners, stockholder, investor or assignee of Seller, or any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partners, stockholder, investor or assignee of any of the foregoing (the “Seller Parties”), for any of such Person’s actions or omissions prior to the Closing, or otherwise in relation to or arising from the Companies and their respective pre-Closing businesses, operations and properties; provided, however, that, regardless of the foregoing, the Seller Parties shall not be released from any claim (i) based on Fraud, (ii) under or arising out of any post-Closing obligations of Seller as expressly set forth in this Agreement or in any other agreement contemplated herein or (iii) under or arising out of any Contract entered into between the Purchaser Parties and the Seller Parties after the Closing, subject to the terms and conditions thereof. Purchaser hereby acknowledges the release by the Purchaser Parties set forth in the preceding sentence and covenants and agrees that it will honor such release and will not, and will cause the Companies not to, take any action inconsistent therewith (including commencing any Legal Proceeding with respect to, or directly or indirectly transferring to another Person, any released claims).

(b)              Effective upon the Closing, Seller hereby waives and releases any claims that Seller currently has or, in the future, may have against the Companies or any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partners, stockholder, investor or assignee of the Companies, or any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partners, stockholder, investor or assignee of any of the foregoing (the “Company Persons”), solely in relation to Seller’s capacity as an equity holder of the Companies; provided, however, that, regardless of the foregoing, Seller shall not release any claim (i) based on Fraud, (ii) under or arising out of any post-Closing obligations expressly set forth in this Agreement or in any other agreement contemplated herein or (iii) under or arising out of any Contract entered into among Seller and the Company Persons at or after the Closing, subject to the terms and conditions thereof.

11.16    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

Article XII

DEFINITIONS AND INTERPRETATIONS

12.1       Certain Definitions.

(a)               For purposes of this Agreement, the following terms shall have the meanings specified in this Section 12.1:

“Accounting Rules” means the accounting rules and principles set forth on Part 1 of Exhibit B.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Escrow Amount” means $366,112.

“Advertising Contract” means each Contract between a Company, on the one hand, and a third party, on the other hand, pursuant to which such third party is entitled to display an advertising, sponsorship or branding sign, message or display on a Structure.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Area” means Kentucky (Mid-Atlantic) and Valdosta, Georgia (Southeast).

“Attorney-Client Communication” means any communication occurring on or prior to the Closing between any of the Retained Counsel (with respect to its representation of Seller and the Companies), on the one hand, and Seller and the Companies, or any of their respective Affiliates, on the other hand, that in any way relates to the Transaction, including any representation, warranty, or covenant of any Party under any Transaction Agreements.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Business Employees” means those employees of Seller or any of its Affiliates whose services are primarily dedicated to the operation of the Business, including such individuals who are not actively at work due to vacation, illness, jury duty, bereavement leave, short-term or long-term disability leave, workers’ compensation or other authorized leave of absence and who are set forth on Section 12.1(a)(i) of the Company Disclosure Schedule. For the avoidance of doubt, Business Employees shall only include individuals whose position is primarily located in the Area and shall not include any corporate-level employees.

“Carve-Out Financial Statements” means, collectively, (a) the audited balance sheets of the Companies and the related statements of income and cash flow, for the twelve-month periods ended December 31, 2017 and December 31, 2018, and (b) the unaudited balance sheets of the Companies and the related statements of income and cash flow, for the six-month period ended June 30, 2019.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including deposits, marketable securities and short term investments) of the Companies determined in accordance with the Accounting Rules. Cash and Cash Equivalents shall, except as set forth on Section 12.1(a)(ii) of the Company Disclosure Schedule, (i) be reduced by issued but uncleared checks and drafts of the Companies and (ii) be increased by checks and drafts deposited for the account of the Companies.

“Closing Cash” means the aggregate amount of all Cash and Cash Equivalents of the Companies as of the close of business on the Business Day immediately prior to the Closing Date.

“Closing Consideration” means the Estimated Purchase Price minus the Adjustment Escrow Amount and minus the Indemnity Escrow Amount.

“Closing Date Indebtedness” means all Indebtedness of the Companies as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Company Material Adverse Effect” means any event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that has had or is reasonably expected to have a material adverse effect on the Business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Companies, taken as a whole; provided that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (iii) changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world; (iv) changes affecting the industry generally in which the Companies operates; (v) the announcement of this Agreement, the pendency of the Transaction or any investigation or challenge to the Transaction, or the consummation of the Transaction (including but not limited to, for the avoidance of doubt, the loss of any suppliers, customers, advertisers, assets, or property interests resulting from the identity of Purchaser or the pendency of any investigation or challenge to the Transaction); (vi) compliance with the terms of, or the taking of any action required or contemplated by this Agreement or undertaken with Purchaser’s written consent pursuant to the terms of this Agreement, or the failure to take any action expressly prohibited by this Agreement or to which Purchaser refused to provide consent pursuant to the terms of this Agreement; (vii) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (viii) changes in GAAP or other accounting standards (or the interpretation thereof); (ix) any failure, in and of itself, by the Companies to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for the Companies failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Company Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); (x) any matters expressly set forth in the Company Disclosure Schedule.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 13, 2019, by and between GTCR LLC and Mediacom Communications Corporation.

“Contract” means any written or oral agreement, contract, indenture, note, mortgage, bond, lease or license, excluding all agreements relating to the use or occupancy of the Leased or Owned Real Property.

“Contribution and Distribution Agreement” means that certain Contribution and Distribution Agreement, dated as of June 28, 2019, by and among Purchaser and SG Broadcasting LLC.

“Data Room” means the electronic documentation site, established by Donnelly Financial Solutions on behalf of Seller.

“Designated Representative” means, with respect to any Person, its respective officers, directors, Affiliates or employees (including employees of any Affiliate of such Person), permitted assigns, successors, agents, or any investment banker, attorney, accountant, auditor, or other advisor or representatives retained by them.

“Employee Assignment and Assumption Agreement” means the Employee Assignment and Assumption Agreements by and between the Companies and Seller in the substantially the form attached hereto as Exhibit C.

“Environmental Laws” means as enacted and in effect on or prior to the Closing Date any Laws concerning pollution, worker health or safety (with respect to management of or exposure to Hazardous Materials) or protection of the environment, or the Release, treatment, storage, transportation, remediation, exposure to or disposal of Hazardous Materials.

“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date in substantially the form attached as Exhibit E hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fairway Marks” means any and all trademarks owned by Seller or any of its Affiliates that comprise or contain “Fairway” or “Fairway Outdoor Advertising”, whether in block letters or otherwise, whether alone or in combination with other words or elements (and excluding any such words or elements when not used in such combination), and including all translations, adaptations, derivations and combinations thereof, together with the goodwill associated with any of the foregoing.

“FCC” means the Federal Communications Commission.

“FMG Outdoor” means FMG Outdoor Holdings, LLC, a Delaware limited liability company, and its Subsidiaries; provided, however, that any reference in this Agreement to “FMG Outdoor” shall mean FMG Outdoor as such entities existed on or prior to December 21, 2018 and any representation or warranty made with respect to FMG Outdoor in Article IV of this Agreement shall be deemed made as of or prior to such date and solely with respect to the Business.

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) Seller with respect to the making of the representations and warranties expressly and specifically set forth in Article III (as modified by the Company Disclosure Schedule) or (b) the Companies with respect to the making of the representations and warranties expressly and specifically set forth in Article IV (as modified by the Company Disclosure Schedule and which, for the avoidance of doubt, are made solely by each Company on a several basis as to itself and not on a joint and several basis with the other Company); provided that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by the Person sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Person to deceive and mislead the other party hereto.

“Fundamental Representations” means the representations and warranties in Section 3.1 (Organization and Power), Section 3.2 (Authorization of Agreement), Section 3.4 (Acquired Securities), Section 4.1 (Organization and Power), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization), and Section 4.19 (Financial Advisors).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied.

“Governmental Authority” means any government or governmental, judicial, administrative or regulatory body thereof, or political subdivision thereof, whether domestic, foreign, federal, state, provincial or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” means any substances, wastes or materials that pose a hazard to human health or the environment or are listed, regulated or defined as hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including materials defined as “hazardous substances” under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., and asbestos and asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof).

“Indebtedness” means, with respect to any Person, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest and all applicable prepayment premiums and breakage costs associated therewith of (i) indebtedness for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (b) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement or any capital or finance lease; (c) all obligations of the type referred to in clauses (a) and (b) of other Persons for the payment of which any such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety; (d) all obligations upon which interest charges are customarily paid by such Person; (e) the notional amount of all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or other exchange rate hedging arrangements; (f) all obligations of such Person as a party in respect of letters of credits and banker’s acceptances; and (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any property; provided, however, that Indebtedness shall not include (1) any amounts taken into account in the calculation of the Working Capital as of the Closing Date or Transaction Expenses, (2) any obligations under Leases (other than capital or finance leases) or (3) any undrawn letter of credit or similar instrument.

“Indemnity Escrow Amount” means $215,360.

“Intellectual Property” means any and all (i) copyrighted works, and all applications, registrations, and renewals in connection therewith; (ii) inventions (whether or not patentable), trade secrets, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iii) trade names, trademarks, service marks, and trade dress, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iv) domain names; and (v) software and databases.

“IP Limiting Contract” means any Contract that materially limits, materially restricts or materially impairs the Companies’ ability to use or enforce any Owned Intellectual Property, including any agreements entered into in connection with any settlement, co-existence or non-compete arrangement.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, the actual knowledge (without independent inquiry) of Dan Streek.

“Law” means all foreign, federal, state, provincial and local laws, common law, statutes, codes, ordinances, rules, regulations, resolutions and Orders.

“Leased Real Property” means the properties subject to the Office Leases, Warehouse Leases and the Sign Location Leases.

“Leases” means any lease, license, sublease, sublicense, franchise, easement or other Contract pursuant to which a Person has the right to use any real, personal or intangible property, including the right to use or occupy and land, structures or other improvements on such land and the right to all security deposits and other amounts and instruments deposited by or on behalf of the Person thereunder. When used as a verb, the word “Lease” or “Leased” (or words having correlative meanings) means to lease, license, sublease, sublicense, obtain a franchise, acquire an easement or otherwise use any real, personal or intangible property, including the right to use or occupy and land, structures or other improvements on such land.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, complaints, charges, audits, investigations or proceedings (public or private) or any appeal therefrom by or before a Governmental Authority or arbiter.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party that is licensed to the Companies for use in the business of any of the Companies (excluding licenses for unmodified, commercial off the shelf software that are generally available on nondiscriminatory pricing terms with an aggregate license fee of less than $100,000).

“Lien” means any lien, encumbrance, pledge, indenture, hypothecation, mortgage, deed of trust or other security interest, easements, rights of way, covenants, charges (including any conditional sale or other title retention agreement or lease in the nature thereof), options to purchase or lease, encroachments, encumbrances or other restrictions of any kind, including restrictions or limitations on ownership or use of the Owned Real Property or Leased Real Property, or irregularities in title thereto, and all other similar rights of third parties, of any kind or nature.

“Loss” or “Losses” means all actual out-of-pocket damages, losses, claims, liabilities, demands, charges, suits, penalties, awards, judgments, settlements, fines, deficiencies and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements).

“Office Lease” means any Lease pursuant to which a Company Leases an Office Property.

“Office Property” means any land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that is either owned or Leased by a Company for purposes of operating and maintaining a corporate office in the Area.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Companies with respect to the Business, consistent with past practices.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by one or more of the Companies.

“Owned Real Property” means the Owned Sign Location Properties and the Owned Office Properties.

“Owned Sign Location Properties” means any land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that are owned by a Company and used for purposes of installing and operating a Structure in the Area.

“Panel” means the advertising panel faces attached to or comprising a part of the Structures and upon which advertising copy may be displayed.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority, including certificates of occupancy.

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due, payable or delinquent (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established on the Interim Financial Statement; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established on the Interim Financial Statement; (iii) pledges, deposits or other Liens related to the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens for Taxes) which are not yet due and payable; (iv) zoning, entitlement and other land use and environmental Laws by any Governmental Authority which are not violated by the current use or occupancy of such Owned Real Property and Leased Real Property; (v) any Lien recorded in public records affecting Leased Real Property not created by Seller or its Affiliates; (vi) title of a lessor under a capital or operating lease; (vii) any liens discharged or released at or in connection with the Closing; (viii) any recorded easement, covenant, minor encroachment or other document recorded in public records with respect to an asset that is either (1) Owned Real Property or (2) a Sign Location Lease that is an easement, other than a document evidencing a monetary amount to be paid by Seller or its Affiliates, and, in each case, that does not materially detract from the existing use, value or occupancy or marketability of title of such Owned Real Property or Material Sign Location Lease; and (ix) such other Liens affecting a Sign Location Lease that is an easement, that, individually or in the aggregate, would not result in material liability to the Business or materially impair the operation of the Business.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Phantom Stock Agreements” means the Phantom Stock Agreement entered into as of January 1, 2018, by and between Fairway Media Group, LLC and Deborah Enfinger and the Phantom Stock Agreement, dated March 1, 2018, by and between Fairway Media Group, LLC, and Scott Furcolow.

“Pre-Closing Period” means any taxable period ending on or before 12:01 a.m. Eastern Standard Time on the Closing Date and the portion of a Straddle Period beginning before the Closing Date and ending on the Closing Date.

“Purchaser Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole or (ii) any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, would, or is reasonably expected to, prevent or materially delay Purchaser or its Affiliates from consummating the Transaction or performing its obligations under this Agreement.

“Reference Date” means January 1, 2016.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material).

“Schedules” means the Company Disclosure Schedule and/or the Purchaser Disclosure Schedule, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended.

“Sign Location Lease” means any Lease to which a Company is a party or of which it has the benefit or has been assumed by or assigned to a Company pursuant to which such Company has obtained the right to erect, place and/or maintain one or more Structures on any ground space, roof or wall space or upon any other improvement to real estate in the Area.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Structures” means the bulletins, panels, posters, wall signs or other outdoor advertising sign structures used or proposed to be used by the Companies in the operation of the Business, including all equipment, fixtures and appurtenances attached thereto or comprising a part thereof.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, estimated, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty imposed with respect to Taxes or Tax Returns or any addition thereto imposed by a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof filed or required to be filed with a Taxing Authority in respect of any Taxes.

“Taxing Authority” means the IRS or any governmental agency, board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transaction Agreements” means this Agreement, the Confidentiality Agreement, the Transfer and Assignment Agreement, the Escrow Agreement, the Employee Assignment and Assumption Agreement, the Transitional Services Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which Purchaser or Seller is a party or to be executed by Purchaser or Seller in connection with the consummation of the Transaction.

“Transaction Expenses” means, without duplication, the collective amount that remains or becomes due and payable by the Companies and/or Seller incurred prior to the Closing (whether payable prior to, on, or after the Closing), and which was not paid on or prior to the Closing, in connection with the preparation, negotiation, execution or consummation of the transactions contemplated by this Agreement, (i) to any Person, other than an employee of the Companies, including the fees and other amounts payable to outside legal counsel, accountants, advisors, brokers and other third parties, (ii) any amounts payable to any employee of the Companies in the nature of a transaction bonus or compensatory payment triggered solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, along with the employer’s portion of any employment Taxes payable by a Company in connection therewith; provided, however, that Transaction Expenses shall not include (x) any amounts taken into account in the calculation of the Closing Date Indebtedness, (y) the Retention Bonus Agreements set forth on Section 12.1(a)(iii) of the Company Disclosure Schedule, or (z) any fee and expenses incurred in connection with the Audit or the preparation of the Carve-Out Financial Statements.

“Transfer and Assignment Agreement” means that certain instrument of transfer and assignment duly executed by an authorized person of Seller evidencing transfer and assignment to Purchaser of the Acquired Securities in substantially the form attached as Exhibit F hereto.

“Transitional Services Agreement” means the Transitional Services Agreement by and between the Companies and Seller in the substantially the form attached hereto as Exhibit D.

“Trigger Date” means the earlier of (i) the date on which Purchaser has finalized its arrangements for debt financing to fund the Purchase Price and such financing is available to fund, and (ii) December 16, 2019.

“Warehouse Lease” means any Lease pursuant to which any Company Leases a Warehouse Property.

“Warehouse Property” means any land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that is either owned or Leased by the Companies for purposes of operating and maintaining warehouse space in the Area.

“Working Capital” means, with respect to the Companies, on a consolidated basis, (i) current assets of the Companies, as of the close of business on the Business Day immediately prior to the Closing Date, that are included in the line item categories of current assets specifically identified on Part 2 of Exhibit B, reduced by (ii) those current liabilities of the Companies, as of the close of business on the Business Day immediately prior to the Closing Date, that are included in the line item categories of current liabilities specifically identified on Part 2 of Exhibit B, in each case, without duplication, and as determined in a manner strictly consistent with the Accounting Rules. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (A) any deferred Tax assets and liabilities, (B) any fees, expenses or liabilities related to any financing by Purchaser and its Affiliates of the Transaction, (C) any intercompany accounts and transaction between or among the Companies, (D) any Transaction Expenses, Closing Date Indebtedness or Closing Cash, (E) any liabilities of the Companies, on the one hand, and Seller or any of its Affiliates, on the other hand, which are being discharged, terminated or cancelled pursuant to Section 1.2, (F) accrued straight line leasing liabilities or (G) any prepayment penalties, redemption premiums, call premiums, make-whole payments or similar fees, costs, expenses and/or penalties incurred in relation to the repayment of any Indebtedness. For purposes of this definition, including the calculation of current assets and current liabilities, the Parties shall disregard any adjustments arising from purchase accounting or otherwise arising out of the transactions contemplated by this Agreement.

“Working Capital Target” means $1,324,000.

“Valdosta Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of December 21, 2018, by and between FMG Valdosta, LLC, Fairway Media Group, LLC, solely in its capacity as the representative, and the other parties thereto.

Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Accounting Referee	Section 1.3(d)(ii)
Acquired Securities	Recitals
Adjustment Escrow Fund	Section 1.4(a)
Agreed Allocation	Section 10.5
Agreement	Preamble
Allocation	Section 10.5
Base Price	Section 1.1
Basket	Section 8.4(a)
Business	Recitals
Business Financial Information	Section 4.5(a)
Business Benefit Plan	Section 4.15
Cap	Section 8.4(a)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Date Purchase Price	Section 1.3(c)
Closing Payment	Section 1.2
Closing Statement	Section 1.3(c)
Companies	Preamble
Company Disclosure Schedule	Article III
D&O Indemnified Person	Section 6.11(a)
Delaware Courts	Section 11.3
Direct Claim	Section 8.5(c)
Dispute Notice	Section 1.3(d)(i)
Environmental Permits	Section 4.11(a)(ii)
Estimated Purchase Price	Section 1.3(a)
Final Closing Date Purchase Price	Section 1.3(e)
Financial Information Reference Date	Section 4.5(a)
Governmental Approval	Section 4.3(b)
Indemnified Party	Section 8.4(e)
Indemnifying Party	Section 8.4(e)
Indemnity Escrow Fund	Section 1.4(a)
Insurance Policies	Section 4.18
Intended Tax Treatment	Section 10.8
Leased Office Property	Section 4.10(c)
Marked Materials	Section 6.10
Material Contracts	Section 4.12(a)
Material Owned Sign Location Properties	Section 4.10(a)
Material Sign Location Leases	Section 4.10(a)
Owned Office Property	Section 4.10(c)
Parties	Preamble
Party	Preamble
Phase-out Period	Section 6.10
Pre-Closing Statement	Section 1.3(a)
Purchase Price	Section 1.1
Purchaser	Preamble
Purchaser Disclosure Schedule	Article V
Purchaser Indemnitees	Section 8.2
Purchaser Parties	Section 11.15
Related Party	Section 4.16(d)

Retained Counsel	Section 11.14
Retained Policies	Section 6.12(b)
Seller	Preamble
Seller Indemnitees	Section 8.3
Seller Parties	Section 11.15
Tax Contest	Section 10.2
Tax Referee	Section 10.1
Third Party Claim	Section 8.5(a)
Transfer Taxes	Section 11.1(b)
Units	Recitals
WARN Act	Section 4.16(a)

12.2       Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)               Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)               Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.

(c)               Exhibits/Schedules/Construction. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any disclosure set forth in one section of the Schedules shall apply to (i) the representations and warranties or covenants contained in the Section of this Agreement to which it corresponds in number, (ii) any representation and warranty or covenant to which it is referred by cross reference, and (iii) any other representation or warranty or covenant to the extent it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such representation or warranty or covenant.

(d)               Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)               Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.

(f)                Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)               Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)               Made Available. An item shall be considered “made available” to a Party hereto, to the extent such phrase appears in this Agreement, only if such item has been provided in writing (including via electronic mail) to such Party or its representatives or posted by Seller or its representatives in the Data Room, in each case, at least one (1) Business Day prior to the execution of this Agreement.

(i)                 Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(j)                 Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

BILLBOARDS LLC

By:	/s/ Soohyung Kim
	Name:	Soohyung Kim
	Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

SELLER:

FAIRWAY OUTDOOR ADVERTISING GROUP, LLC

By:	/s/ Daniel Streek
	Name:	Daniel Streek
	Title:	President, Secretary and Treasurer

THE COMPANIES:

FMG KENTUCKY, LLC

By:	/s/ Daniel Streek
	Name:	Daniel Streek
	Title:	President, Secretary and Treasurer

FMG VALDOSTA, LLC

By:	/s/ Daniel Streek
	Name:	Daniel Streek
	Title:	President, Secretary and Treasurer